Exhibit 10.1

Confidential treatment has been requested for portions of this document indicated by [*], which portions are filed separately with the Commission.

MASTER AGREEMENT

between

FEDERAL EXPRESS CORPORATION

and

CRYOPORT, INC.

THIS MASTER AGREEMENT (this “Agreement”) dated as of January 1, 2013 (the “Effective Date”), is entered into between CRYOPORT, INC., a Nevada corporation (“CryoPort”), having a place of business at 20382 Barents Sea Circle, Lake Forest, California 92630, and FEDERAL EXPRESS CORPORATION, a Delaware corporation (“FedEx”), having a place of business at 3610 Hacks Cross Road, Memphis, Tennessee 38125.

Section I: Transportation and Lease Agreement

Section II: Application Service Provider—Service Agreement

Section III: Mutual Provisions

This Agreement will remain in effect from the Effective Date (hereinafter the “Term”) and shall terminate on December 31, 2015 unless terminated earlier as provided herein.

EACH PARTY’S SIGNATURE BELOW ACKNOWLEDGES THAT SUCH PARTY HAS READ AND UNDERSTANDS EACH OF THE TERMS AND CONDITIONS OF THE MASTER AGREEMENT AND AGREES TO BE BOUND BY THEM.

FEDERAL EXPRESS CORPORATION		CRYOPORT, INC.

BY:	/s/ Michael T. Mitchell	BY:	/s/ Robert Stefanovich

NAME:	Michael T. Mitchell	NAME:	Robert Stefanovich

TITLE:	Vice President	TITLE:	Chief Financial Officer

SECTION I

TRANSPORTATION AND LEASE AGREEMENT

THIS TRANSPORTATION AND LEASE AGREEMENT (this “Agreement”) is entered into between CRYOPORT, INC., a Nevada corporation (“CryoPort”), having a place of business at 20382 Barents Sea Circle, Lake Forest, California 92630, and FEDERAL EXPRESS CORPORATION, a Delaware corporation (“FedEx”), having a place of business at 3610 Hacks Cross Road, Memphis, Tennessee 38125, with respect to the following facts:

WHEREAS, the Parties agree that the Terms and Conditions of this Section I shall govern the transportation and lease of Containers and Related Goods and Services, as identified herein, only, and, further, that Section II of this Master Agreement shall govern the ASP Services only.

WHEREAS, CryoPort has developed certain liquid nitrogen shipping vessels, together with certain order processing and tracking systems, in situ package monitoring and other services relating to the use and transport thereof.

WHEREAS, FedEx desires to lease the Containers , and use the Related Goods and Services and provide transportation services therefor to its customers by FedEx or its Affiliates hereunder, and CryoPort and FedEx desire to enter into this Agreement to facilitate the use of the Containers and the Related Goods and Services, on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2 “Authorized Affiliate or Contractor” shall mean, with respect to a specific Container leased under a Lease Transaction, any Affiliate or contractor of FedEx that is engaged by FedEx for the purposes of handling such leased Container in the course of such Lease Transaction.

1.3 “Commencement Date” shall mean, with respect to any Lease Transaction, the date that the term of such Lease Transaction commences as indicated on the applicable Order Confirmation.

1.4 “Containers” shall mean, collectively, the liquid nitrogen frozen temperature-controlled shipping vessels described more specifically in Schedule 1, and “Container” shall mean any of the Containers. Any Container may include a Smart Module, although the Smart Module is not part of the Container.

1.5 “CryoPort Express” shall mean the supply and use of Containers and the Related Goods and Services for frozen temperature-controlled cold chain transportation of contents.

1.6 “CryoPort Express Portal” shall mean the web portal for customer order entry, shipment tracking and content monitoring by CryoPort, invoicing of FedEx by CryoPort, and related services, in each case for CryoPort Express

1.7 “Customer” shall mean any Person that places an Order with FedEx for services that include the use of CryoPort Express with FedEx transportation services that is accepted by CryoPort, all in accordance with this Agreement.

1.8 “FedEx Lost Container Fee” shall mean, with respect to any Container, the lost Container fee set forth on Schedule 2.

1.9 “Fees” shall mean (a) with respect to any Container, the applicable fees and additional fees forth on Schedule 2, and (b) with respect to any Related Goods and Services, the applicable fees set forth on Schedule 3 or otherwise agreed upon in writing by the parties, in each case subject to adjustment as set forth in this Agreement.

1.10 “Interregional” shall mean any Lease Transaction that is not Regional.

1.11 “Lease Transaction” shall mean each lease of a Container to be transported by FedEx or its Affiliates hereunder, and the provision of any Related Goods and Services, pursuant to an Order that is accepted by CryoPort in accordance with Section 4 as evidenced by an Order Confirmation.

1.12 “Maximum Lease Transaction” shall mean two, twenty-one calendar day periods or forty-two days during which time the initial Lease Transaction and one additional twenty-one day period take place and for which the additional Lease Transaction Fee shall apply.

1.13 “Maximum Smart Module Lease Fee” shall mean, with respect to any Smart Module, the maximum Smart Module lease fee set forth in footnote 2 on Schedule 3.

1.14 “Order” shall mean any order for the lease of a Container to be transported by FedEx or its Affiliates hereunder, and (if requested) Related Goods and Services, placed in accordance with Section 4.

1.15 “Order Confirmation” shall mean, with respect to any Order, the evidence of the acceptance of such Order issued by CryoPort in accordance with Section 4.

1.16 “Persons” shall mean individuals, corporations, partnerships, limited liability companies, trusts, business trusts, associations, joint stock companies, joint ventures, pools, syndicates, sole proprietorships, unincorporated organizations, governmental authorities and any other forms of entity not specifically listed herein, and “Person” shall mean any of the Persons.

1.17 “Regional” shall mean any Lease Transaction for which (a) all shipping addresses, as set forth in the applicable Shipping Plan, are located in any country in the European Union, or (b) all shipping addresses, as set forth in the applicable Shipping Plan, are located in the same country located outside the European Union.

1.18 “Related Goods and Services” shall mean, collectively, the services, data loggers, shipping materials and other products and services (other than the lease of the Containers) relating to use, monitoring and transport of the Containers, in each case as offered to FedEx from time to time by CryoPort hereunder as described in Schedule 3 or otherwise agreed upon in writing by the parties, “Related Good or Service” shall mean any of the Related Goods or Services.

1.19 “Shipping Plan” shall mean, with respect to each Lease Transaction, (a) the name of each Person (together with its shipping address) to whom the applicable leased Container shall be transported, and (b) the order and sequence in which such leased Container shall be transported to each such Person, all as described more specifically in the applicable Order Confirmation.

1.20 “Smart Module” means the battery operated USB or Wireless device provided by CryoPort and attached to a temperature-controlled shipping vessel for the purpose of monitoring temperature and/or other physical parameters within and around such shipping vessel. For clarity, the Smart Module shall not include a device solely for purposes of external package tracking, and external (but not internal) package monitoring, performed by FedEx. Smart Modules shall not be utilized with any Lease Transaction unless requested by the Customer.

1.21 CryoPort warrants and represents that only temperature control tracking devices that conform to, are approved or certified for shipping under, or are exempt from the requirements of applicable laws and regulations, including but not limited to requirements set forth by the Federal Aviation Administration (“FAA”) shall be acceptable. CryoPort further agrees to provide FedEx notice as to changes in any law that specifically affect the shipment of a Container or temperature control tracking device (and not merely the shipment of freight generally).

2. Scope of Relationship.

2.1 On the terms and conditions of this Agreement, FedEx shall have the right to, and shall, promote, market and sell transportation of the Containers by FedEx, and the Related Goods and Services, hereunder. FedEx shall have the right to contract its obligations relating to the handling of the Containers hereunder to any Authorized Affiliate or Contractor. FedEx shall ensure that each Authorized Affiliate or Contractor complies with the applicable terms and conditions of this Agreement and shall be liable to CryoPort for their noncompliance.

2.2 FedEx shall not offer to sell, or sell, transportation of the Containers or the Related Goods and Services to any party that FedEx has reason to believe shall resell use of the Containers or the Related Goods and Services. Neither FedEx nor its Authorized Affiliate or Contractor shall offer a monitoring device competitive with the Smart Module for use with any Container. For clarity, the foregoing shall not prohibit FedEx from performing external package tracking, and external (but not internal) package monitoring (including by use of FedEx’s SenseAware product).

2.3 The parties acknowledge and agree that CryoPort shall solely own and control all technology (and related intellectual property rights) relating to the Containers (including the manufacture and use thereof), the CryoPort Express Portal and the Smart Module, and all CryoPort developed technology, together with all modifications and improvements thereto.

3. Lease. On the terms and conditions of this Agreement, CryoPort hereby leases to FedEx, and FedEx accepts for lease, such Containers as listed on an Order Confirmation.

4. Lease Transactions. Each Lease Transaction shall take place as follows, and in accordance with such policies and procedures as more specifically agreed in writing by the parties:

4.1 FedEx shall place each Order for CryoPort Express hereunder with CryoPort through the CryoPort Express Portal, in such manner, by such means and containing such information as specified by CryoPort.

4.2 CryoPort shall use commercially reasonable efforts to accept or reject an Order as soon as possible and in any event no later than 24 hours after receipt of the Order. Each Order that is accepted shall be evidenced by issuance of an Order Confirmation. The Order Confirmation shall confirm for each Lease Transaction the following: (a) the name and shipping address of the applicable Customer, (b) the CryoPort facility where the Container shall be picked up to begin the Lease Transaction, and the CryoPort facility where the Container shall be delivered to end the Lease Transaction, (c) the applicable Shipping Plan, (d) the number and type of leased Container(s), (e) a description of the designated contents to be shipped, together with the applicable government regulated codes and descriptions (including without limitation hazardous classification and harmonization codes) therefor, where applicable, (f) the Commencement Date (g) the Related Goods and Services (if any).and (h) the applicable Fees. Acceptance or rejection of each Order shall be communicated to FedEx. Acceptance of any Order is subject to availability of Containers and Related Goods and Services. The Customer placing the Order shall have the right to cancel a Lease Transaction four (4) days prior to the Commencement Date. CryoPort shall make the Container(s) which are the subject of the Order available for pick-up by FedEx on the Commencement Date at the CryoPort facility indicated on the Order Confirmation prior to the designated pick-up time for that location. The parties acknowledge that exceptions to the above procedures may be necessary or beneficial on occasion and said exceptions shall be agreed upon through reasonable procedures established by the parties in writing.

4.3 For each transaction, CryoPort must affix the applicable shipping or transportation labels as set forth in the applicable Order. FedEx shall not alter, remove or modify any labels provided by CryoPort or affixed by CryoPort to any Container, nor affix any other labels or markings to any Container without CryoPort’s consent; provided, however, that, in the course of transporting a Container, FedEx shall have the right to affix such necessary transportation-related labels as are customary in the industry, provided that FedEx shall not place such labels so as to intentionally and materially cover or obscure the CryoPort labels on such Container.

4.4 For each Lease Transaction, FedEx or its Affiliates shall be responsible for delivering the applicable Container(s) in accordance with the applicable Shipping Plan as set forth in the applicable Order Confirmation and in accordance with this Agreement.

4.5 For each Lease Transaction, unless CryoPort otherwise expressly agrees in writing, (a) FedEx shall not use, and shall prohibit each Customer from using, the applicable Containers for any purpose other than the transport of the designated contents, and (b) FedEx shall not transport, and shall prohibit each Customer from transporting, the applicable Container to any Person (other than FedEx or an Authorized Affiliate or Contractor) or address other than as specified in the applicable Shipping Plan, as evidenced by the shipping labels affixed to the Container(s) by CryoPort.

4.6 FedEx shall provide CryoPort with periodic good faith estimates of the reasonably anticipated demand for Containers hereunder, which shall be non-binding and for planning purposes only.

5. Movement Lease.

5.1 Containers and Smart Modules shall be leased on a per movement basis (“Movement Lease”). Lease Transactions commence on the Commencement Date and end at the end of each movement. A movement is defined as that time when the Container is received by FedEx and completed when the Container has been returned to CryoPort, as described in Section 4. CryoPort shall be compensated by payment of the applicable Fees for each Lease Transaction where a Container has been tendered to FedEx for delivery on the Commencement Date of such Lease Transaction in accordance with the applicable provisions of this Agreement.

5.2 If FedEx fails to return to CryoPort the applicable Container within [*] days after the Commencement Date of the applicable Lease Transaction as set forth on the applicable Order Confirmation, FedEx additionally shall pay to CryoPort the applicable additional Fees specified in Schedule 2 hereto. After the Maximum Lease Transaction,, if the Container is not returned, the Container shall be deemed a Casualty as set forth in Section 8 and FedEx shall pay the Lost Container Fee set forth in Schedule 2.

6. Delivery and Return.

6.1 Delivery. With respect to each Lease Transaction, FedEx shall take possession of the Container on the Commencement Date at the CryoPort facility identified on the Order Confirmation. If CryoPort delivers a Container that is not serviceable, CryoPort shall, at its own expense, promptly replace the non-serviceable Container utilizing, to the extent practical, a FedEx service for the transportation of such replacement Container. Because of delivery and return logistics, CryoPort reserves the right to substitute Container serial numbers for the Container serial numbers indicated on the Order Confirmation up until the execution of the Delivery Form.

6.2 Return. FedEx shall return the Container(s) and Smart Module to the CryoPort facility specified in the Order Confirmation free and clear of any claims, liens or encumbrances (other than any claims, liens or encumbrances against CryoPort) in a serviceable, emptied and clean condition (free and clear of any debris) without damage caused by FedEx or a Customer, except for ordinary wear and tear. Within [*] after return of the Container(s) and Smart Module , CryoPort shall complete and send to FedEx a mutually acceptable form (the “Return Form”) indicating any non-allowable damages. Unless otherwise indicated on the Return Form, the inspection by CryoPort and the execution of the Return Form shall indicate that there are no such damages or unresolvable contamination.

7. Use of Containers and Smart Modules. FedEx shall, and shall cause each Customer, sender and recipient of a Lease Transaction to, (a) use the Containers and Smart Modules (s) in a careful and proper manner and in accordance with the use guidelines established from time to time by CryoPort and provided to FedEx (the “Guidelines”), (b) not use the Containers and Smart Module(s) or allow the Containers or the Smart Module to be used for any unlawful purpose, (c) not modify, deconstruct or reverse engineer the Containers or the Smart Modules, and (d) use every reasonable precaution to prevent loss or damage to the Containers and the Smart Module and to prevent injury to persons and property.

8. Loss or Damage. Aside from claims related to faulty construction and manufacturer defects, FedEx shall bear all risk of loss, damage, theft, destruction, attachment, seizure, unresolvable contamination or the like (any such event being referred to as a “Casualty”) of or to the Container(s) and the Smart Module(s), reasonable wear and tear excepted. No Casualty shall impair the obligations of FedEx to pay the Fees for the lease term of the applicable Lease Transaction. As soon as is commercially reasonable upon FedEx becoming aware of a Casualty, FedEx shall provide CryoPort with written notice detailing such Casualty. In addition to the applicable Fees for a Container or Smart Module that have accrued prior to CryoPort’s receipt of notice of the good faith declaration of such Casualty (and without otherwise limited any rights or remedies available to CryoPort), upon invoice to FedEx, (a) where the applicable Container or Smart Module is not declared in good faith to be lost or irretrievable, FedEx shall reimburse CryoPort for the reasonable costs of repairing the affected Container (but not exceeding the FedEx Lost Container Value) or the affected Smart Module (but not exceeding the Smart Module Lease Fee) and (b) where the applicable Container or Smart Module is declared in good faith to be lost or irretrievable, FedEx shall pay to CryoPort an additional amount equal to the FedEx Lost Container Fee for the affected Container or the Maximum Smart Module Lease Fee for the affected Smart Module. In no event shall FedEx be liable for any fees related to the lease or replacement of a Container above the Maximum Lease Transaction Fee and the Lost Container Fee, except that if the Infectious Canister for the High Volume Shipper is not returned FedEx must pay [*] for each unreturned Infectious Canister. CryoPort has no liability whatsoever for the contents of the Containers, except to the extent provided in the CryoPort terms and conditions attached hereto as the CryoPort Annex, and which may be modified in the future and posted at www.cryoport.com. Notwithstanding anything else herein, the Parties expressly agree that in the event of a conflict between the CryoPort Annex and the terms and conditions of this Agreement, this Agreement shall control.

9. Financial Terms.

9.1 FedEx shall pay to CryoPort the applicable Fees for each Lease Transaction as set forth in this Agreement. CryoPort’s current Fees for Lease Transactions (including additional Fees) are specified in Schedule 2. The Fees for any specific Lease Transaction may be subject to such increases or discounts as the parties mutually agree in writing and as set forth in an amendment to this Agreement.

9.2 For all Related Goods and Services provided by CryoPort under this Agreement, FedEx shall pay to CryoPort the applicable Fees therefor.

9.3 [*]

9.4 Taxes.

9.4.1 Payment Responsibilities. FedEx is responsible for paying all taxes, excises, duties and assessments (individually a “Tax” and collectively the “Taxes”) that any government or agency having jurisdiction levies, assesses or imposes relating to each Lease Transaction. CryoPort shall reasonably cooperate with FedEx in contesting or protesting the validity or application of any Tax. If CryoPort receives a refund of any part of a Tax that FedEx has paid, CryoPort shall promptly remit the amount of the refund to FedEx. CryoPort shall reasonably cooperate with FedEx to the extent that FedEx reasonably requests and to the extent practicable to minimize the amount of Taxes for which FedEx is responsible by virtue of the foregoing.

9.4.2 Extent of Obligations. FedEx’s obligations arising out of this Section 9.4 does not extend to Taxes based upon, measured by or with respect to, net or gross income, receipts or capital or any similarly based Tax.

9.4.3 Invoicing for Taxes. To the extent that there are any Taxes due relating to a Lease Transaction that are levied, assessed or imposed by the applicable taxing authority to, CryoPort, CryoPort shall submit to FedEx an invoice with the amount of Taxes separately itemized therefor in accordance with the terms of this Agreement. With respect to each Tax itemized in an invoice, if FedEx chooses not to contest or protest the validity or application of the Tax in accordance with Section 9.4.1, FedEx shall (i) pay the Tax to CryoPort within thirty (30) days after receipt in accordance with the terms of this Agreement, (ii) timely pay the Tax directly to the taxing authority, if applicable law permits, or (iii) provide CryoPort an exemption certificate or other similar document reflecting that all or some part of charges are exempt from the imposition of the Tax, whichever FedEx elects. If FedEx remits the Tax to CryoPort in accordance with division (i) above, CryoPort shall provide to FedEx, at FedEx’s written request, evidence of CryoPort’s timely remittance of the Tax to the taxing authority. If FedEx provides an exemption certificate or other similar document for any Tax in accordance with division (iii) above, but the applicable taxing authority nevertheless determines that such Tax is owed, FedEx shall indemnify CryoPort for all losses, liabilities, damages and expenses incurred in connection therewith.

10. Operations.

10.1 Provisioning of Containers. CryoPort shall be responsible for supplying and recharging the Containers and for all recycling (other than recycling of non-returned cardboard and paper) related to the Containers hereunder. Using the information provided by FedEx, CryoPort shall generate and affix to each Container for each Lease Transaction the applicable shipping labels for each segment of the transport of such Container for such Lease Transaction, and the applicable shipping documents.

10.2 Shipping and Transportation Services. Except to the extent otherwise set forth in the Shipping Plan for a specific Lease Transaction, FedEx shall provide and be responsible for all pickup, delivery, shipping, and tracking for use of the CryoPort Container pursuant to this Agreement.

10.3 Promotion, Marketing and Sales.

(a) FedEx and its Affiliates shall have the nonexclusive right, at its sole expense, to promote, market and sell use and transportation of CryoPort Containers, and the Related Goods and Services, on the terms and conditions hereof.

(b) Upon written agreement of the parties, CryoPort shall assist FedEx promotion, marketing and sales efforts for use and transportation of CryoPort Containers, and the Related Goods and Services, by providing sales support, training FedEx employees and assisting in joint customer sales calls based on a mutually agreed and reasonable plan and schedule. The parties shall mutually agree upon the payment to CryoPort of any applicable fees therefor.

10.4 Orders and the CryoPort Express Portal. All Lease Transactions shall be processed through the CryoPort Express Portal, which shall be owned and controlled by CryoPort. Neither FedEx nor its Affiliates shall use the CryoPort Express Portal for any other use without the prior express written consent of CryoPort.

10.5 Branding and Promotional Materials.

(a) The Containers shall be branded under, and shall bear, the name “CryoPort Express”, together with such other names and marks, and in such manner, as CryoPort reasonably requires. FedEx shall not alter or cover any such names and marks on the Containers.

(b) FedEx shall not make any representations, warranties or statements regarding CryoPort, the Containers, the Related Goods and Services or CryoPort Express, or publish, distribute or use any materials containing the CryoPort name or marks or otherwise relating to CryoPort, the Containers, the Related Goods and Services or CryoPort Express, that are additional or contrary to the representations, warranties, and statements provided by CryoPort to FedEx for the purpose of this Agreement. unless expressly authorized in advance by CryoPort.

(c) CryoPort hereby grants to FedEx a nonexclusive license under its trademarks and related rights for the promotion, marketing and sales of CryoPort Containers and transportation thereof in accordance with the provisions of this Agreement. The parties shall discuss from time to time the use of such trademarks and related rights for such promotion, marketing and sales.

10.6 Tracking. All shipments shall be tracked by FedEx. With respect to each Lease Transaction, each Customer shall be assigned a FedEx customer number, and all Lease Transactions shall be identified using a FedEx provided tracking number.

10.7 Information Technology. The parties shall collaborate, and provide such services and support, for the development of such information technology and interfaces as the parties mutually determine are necessary and appropriate for the activities conducted under this Agreement.

10.8 Data Security. Each party shall maintain in confidence, not disclose to any third party and not use for any purpose other than conducting the activities hereunder all personally identifying data and information regarding each Customer. Such confidentiality obligations shall not apply (a) to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction (in each case as determined by such party’s legal counsel), and (b) to any information to the extent that a party can establish by written documentation (i) is known to by party as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to such party free of confidentiality obligations by a third party who has the right to make such disclosure, or (iii) is or becomes part of the public domain through no fault of such party. The parties may establish more detailed data security protocols by mutual written agreement.

11. FedEx’s Exclusive Benefit. The parties agree that this Agreement is executed for the benefit of FedEx’s exclusive use of the Container(s) leased hereunder, and FedEx shall not sublease, sublet, loan, or otherwise release to any third party (other than to an Affiliate of FedEx performing transportation services in the ordinary course of FedEx’s business as currently conducted) use of any of the Container(s) unless expressly set forth in this Agreement or otherwise expressly agreed in writing by CryoPort.

12. Rights to Containers. CryoPort and FedEx agree that each Lease Transaction is an agreement of lease only and nothing contained in this Agreement may be construed as conveying to FedEx any right, title or interest in or to the Containers or the Smart Modules except as a lessee. FedEx recognizes and acknowledges that FedEx has the right to maintain possession of the Container(s) and the Smart Module(s) conditional upon FedEx’s compliance with the terms of this Agreement. FedEx shall not, without the prior written consent of CryoPort, assign or sublease any of the Containers or the Smart Modules , or hypothecate, pledge or otherwise encumber or suffer a lien upon or against or otherwise convey any interest in this Agreement or any Container or the Smart Module leased hereunder (or purport to do any of the foregoing). FedEx shall indemnify CryoPort from any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any such actual or purported assignment, sublease, hypothecation, pledge, encumbrance, lien or conveyance. Upon request of CryoPort and where reasonable and appropriate, FedEx shall execute and deliver a financing statement or similar documents, and take such other actions, to permit CryoPort to perfect a security interest in, or to evidence CryoPort’s ownership of, the Containers or the Smart Modules. In addition, FedEx shall not suffer to be removed any CryoPort markings contained on any Container or Smart Module .

13. Container Warranties; Limitations.

13.1 CryoPort warrants that the Containers during the applicable lease term (a) meet the certification requirements as and when issued by the FAA or any other applicable governing body, and (b) shall operate within the temperature ranges specified on CryoPort’s then-current specifications therefor for the periods stated therein when operated in accordance with the Guidelines, receipt of which is acknowledged by FedEx (“Authorized Warranty”). FedEx shall not make any representations or warranties outside the scope of the Authorized Warranty. Any claim against CryoPort for breach of the Authorized Warranty shall be made in writing and promptly pursued within one (1) year from the date of delivery of the Container(s) at issue. CryoPort warrants and represents that only temperature control tracking devices that conform to, are approved or certified for shipping under, or are exempt from the requirements of applicable laws and regulations, including but not limited to requirements set forth by the Federal Aviation Administration (“FAA”) shall be acceptable. CryoPort further agrees to provide FedEx notice as to changes in any law that specifically affect the shipment of a Container or temperature control tracking device (and not merely the shipment of freight generally).

13.2 THE AUTHORIZED WARRANTY STATED HEREIN IS IN LIEU OF ANY AND ALL WARRANTIES AND CRYOPORT DISCLAIMS ALL OTHER WARRANTIES RELATING TO THE CONTAINERS AND THE RELATED GOODS AND SERVICES, EXPRESS OR IMPLIED, EXCLUDING ANY WARRANTY OF NONINFRINGEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES DUE TO LOSS OF USE, LOST PROFITS OR ANY INDIRECT DAMAGES, EVEN IF THE INDEMNIFIED PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE.

13.3 Subject to the terms and conditions of this Agreement, CryoPort shall indemnify and hold harmless FedEx, its directors, officers, employees and agents from and against any and all claims, demands, causes of action, losses, damages, judgments, injuries and liabilities, including payment of attorney’s fees (collectively “Claims”) by third parties for (i) violations of any applicable law, ordinance, rule or regulation of the United States or any state, city, or other governmental body by CryoPort, (ii) the use or transportation of any Container by FedEx in accordance with the provisions of this Agreement, (iii) any breach of the Authorized Warranty, and (v) CryoPort’s negligence or willful misconduct. Subject to section 13.2 herein, nothing in this Agreement shall be construed to limit CryoPort’s liability to FedEx for loss or damage suffered by FedEx as a result of CryoPort’s actions or inactions related to this Agreement.

13.4 Subject to the terms and conditions of this Agreement, FedEx shall indemnify and hold harmless CryoPort, its directors, officers, employees and agents from and against any and all Claims by third parties for (i) violations of any applicable law, ordinance, rule or regulation of the United States or any state, city, or other governmental body by FedEx, and (ii) FedEx’s negligence or willful misconduct, excluding claims for cargo loss or damage. FedEx’s liability to CryoPort under this Agreement always is limited to the amount that CryoPort pays for such loss or damage. FedEx shall be solely liable for any claims of cargo loss or damage resulting from the negligence of FedEx.

13.5 The indemnifying party shall, promptly after it becomes aware of it, give the indemnified party prompt notice of any occurrence, event or condition in connection with which the indemnified party may be entitled to indemnification hereunder.

13.6 Intellectual Property Indemnification. CryoPort, at its own expense, shall indemnify, defend and hold harmless FedEx, its Affiliates (including the corporate parent company), directors, officers, employees and agents from and against any and all Claims by third parties based on an allegation that the use of the Containers, any software, source codes, programming documentation, or other items or materials furnished to FedEx under this Agreement, or the use, lease, or sale of the Containers or any such items or materials delivered under this Agreement, in each case in accordance with the provisions of this Agreement, infringe any United States or foreign intellectual property or other proprietary right, and CryoPort shall pay any royalties and other costs related to the settlement of such claim, and the cost and damages, including attorneys’ fees, finally awarded as a result of any suit based on such Claim, provided FedEx promptly notifies CryoPort in writing of any such Claim and gives CryoPort authority and such assistance and information as is available to FedEx for the defense of such Claim. Any out-of-pocket expenses reasonably incurred by FedEx in providing such assistance or information at the written request of CryoPort shall be at CryoPort’s expense. Notwithstanding, CryoPort shall not consent to any injunction decree, judgment, or settlement which would have the effect of imposing any liability on FedEx for which CryoPort is not responsible hereunder, without FedEx’s prior written consent.

13.7 Indemnification Procedures. If either party seeks indemnification hereunder (the “indemnified party”) from the other party (the “indemnifying party”) with respect to a third party Claim, the indemnified party will notify the indemnifying party as promptly as practicable and give the indemnifying party an opportunity to defend the Claim. The indemnified party will extend reasonable cooperation in connection with such defense. If the indemnifying party fails to defend the claim within a reasonable time, the indemnified party may assume the defense thereof, and the indemnifying party will repay the indemnified party for all expenses incurred in connection with such defense (including reasonable attorney’s fees, settlement payments and payments of judgments) until the indemnifying party assumes such defense. The foregoing indemnity obligations will extend only to the losses actually suffered by the indemnified party, reduced by any offsetting assets or services received from any third party including any insurer. The indemnifying party will be subrogated to all rights of the indemnified party against any third party with respect to any claim for which indemnity was paid. The obligations of the indemnifying party under this Section 13 shall not apply to amounts pad in settlement of any Claim if such settlement is effected without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

14. Insurance. Each party shall maintain insurance sufficient to cover its interests and potential claims. All such insurance shall be obtained in such amounts and from reputable companies as is customary in the industry. Each party shall reasonably cooperate with any insurance companies producing insurance for the other party under this Section 1 in the investigation and defense of any claims and suits against the other party arising from the use or operation of the Containers and Smart Modules. .

15. Events of Default. The following shall be “Events of Default” hereunder with respect to this Agreement: (a) FedEx shall default in payment of any Fees or other amounts due hereunder, (b) either party shall be in breach of any other term of this Agreement, or (c) either party shall become insolvent, makes a filing in bankruptcy, dissolves or otherwise terminates its corporate existence.

16. Termination. Either party may terminate this Agreement on written notice to the other party on the occurrence of any Event of Default that remains unremedied for more than ten (10) days in the case of an Event of Default described in clause (a) of Section 15, and thirty (30) days in the event of any other Event of Default, after written notice from the non-defaulting party to the defaulting party specifying such Event of Default. FedEx shall have the right to terminate for convenience upon one hundred eighty (180) days prior express written notice. Sections 2.3, 13, 1, 16 and 17 shall survive termination or expiration of this Agreement. No remedy referred to in this Section 16 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available at law or in equity. This Agreement and any applicable Order Confirmation shall survive with respect to any Lease Transaction still in effect at such expiration date until the end of the lease period for that Lease Transaction and the return of the applicable Container(s) and Smart Module(s) as provided herein.

17. General Provisions.

17.1 Notices. Notices under this Agreement shall be valid if given in writing and sent by recognized overnight courier, registered mail or fax to the addresses shown on the invoice. Notices shall be effective upon receipt. A copy of all notices shall be sent to the following:

FedEx Legal Sales Transactions and Alliances

1000 Ridgeway Loop Road, Suite 600

Memphis, Tennessee 38120

17.2 Operation of Containers. FedEx agrees that in its use and handling of the Containers it shall strictly comply with the Guidelines and such additional instructions as CryoPort shall provide in writing to FedEx so long as such instructions are provided in advance and agreed upon between the parties. FedEx agrees that it shall comply with all applicable laws and regulations relating to its use and possession of the Containers. CryoPort agrees that it will provide a customer service number for questions related to the Container and identify said number on the instruction sheets accompanying the Container. The customer service number shall direct the Customer to a call center. CryoPort shall provide customer service twenty-four (24) hours per day, seven days per week, fifty-two (52) weeks per year for questions related to the Container, and shall provide sufficient staff to handle the volume of transactions per day.

SCHEDULE 1

CONTAINERS AND SMART MODULE

Model No.	Description

XP5	CryoPort Express® Shipper, an IATA certified, non-hazardous, pre-packaged, cryogenic dry vapor shipping container which holds 5.5 liters liquid nitrogen fully absorbed in a porous material, has a full weight of 10.2 kilograms and as per IATA special provision A152 is suitable for, but not limited to, shipping biological and infectious substances.

CX-HVO	CryoPort Express® Shipper, an IATA certified, non-hazardous, pre-packaged, cryogenic dry vapor shipping container which holds 11.8 liters liquid nitrogen fully absorbed in a porous material, has a full weight of 32 kilograms and as per IATA special provision A152 is suitable for, but not limited to, shipping biological and infectious substances.

[*]

SCHEDULE 2

FEES FOR CONTAINERS

	Fee per Lease Transaction		Additional Fees per Lease Transaction1[1]		FedEx Lost Container Fee
Model No.	Regional	Interregional	Regional	Interregional
XP5	[*]	[*]	[*]	[*]	[*]
CX-HVO	[*]	[*]	[*]	[*]	[*]

[*]

[*]

The XP5 and CX-HVO Container lease fee of [*] per Lease Transaction is included in the total Fee for such Lease Transaction and shall be included on a separate line item on the applicable invoice thereof.

1.	[*]

SCHEDULE 3

RELATED GOODS AND SERVICES AND APPLICABLE FEES

Part No.	Description	Fee ($)
ACC-8751	Tyvek Bag and Absorbent Pouch Assy	[*]
ACC-8900	Canister	[*]
ACC-8905	Rack, High Volume Shipper	[*]
ACC-8920	Lifter Assembly w/2 goblets	[*]
ACC-8960	Canes (pack of 15)	[*]
ACC-8975	Lifter	[*]
ACC-9030	UN 3373 Label	[*]
ACC-9031	UN 2814 Label	[*]
ACC-9032	UN 2900 Label	[*]
ACC-9033	Cane	[*]
ACC-9034	Vial (1.8ml)	[*]
ACC-9035	Exempt Human Specimen Label	[*]
ACC-9036	Exempt Animal Specimen Label	[*]
ACC-9039	Data Logger (Defined as the Smart Module in the Agreement)	[*]
ACC-9040	Do Not X-Ray Label	[*]
ACC-9041	Tamper Evident Seal	[*]
ACC-9042	Tamper Evident Packaging	[*]
ACC-9043	Cryovial Box w/insert	[*]
ACC-9044	UN3245 Label	[*]
ACC-9045	Microvial Holder	[*]
ACC-9046	Infectious Canister, High Volume Shipper	[*]
ACC-9050	Client Data Logger Report	[*]
ACC-9051	Caddie Absorbent, 6 Vial 10 ml	[*]
SRV-COO	Certificate of Origin Filing Service	[*]
SRV-EEI	EEI Filing Service	[*]
SRV-FDXL	FedEx Labeling Fee	[*]

SECTION II

APPLICATION SERVICE PROVIDER—SERVICE AGREEMENT

THIS APPLICATION SERVICE PROVIDER (“ASP”) (this “Agreement”) is entered into between CRYOPORT, INC., a Nevada corporation (“CryoPort”), having a place of business at 20382 Barents Sea Circle, Lake Forest, California 92630, and FEDERAL EXPRESS CORPORATION, a Delaware corporation (“FedEx”), having a place of business at 3640 Hacks Cross Road, Memphis, Tennessee 38125, with respect to the following facts:

WHEREAS, the Parties agree that the Terms and Conditions of this Section II shall govern the ASP Services only, as identified herein, only, and, further, that Section I of this Master Agreement shall govern the transportation and lease of Containers and Smart Modules only.

1.	Service.

(a)	Ordering. From time to time, ASP and FedEx may execute a statement of work, substantially in the form attached hereto as Exhibit A (each a “Statement of Work” or “SOW”), which describes the Service (as defined below) to be provided by ASP to FedEx. Each Statement of Work shall reference this Agreement and shall contain the information categories set forth in Exhibit A, provided however, that Exhibit A-3 contains the initial SOW describing the Configurations authorized by FedEx as of the Effective Date (“Initial Configuration Description”) and Exhibit A-3 is accepted by both parties as the first SOW notwithstanding certain variations in form from Exhibit A. ASP understands and acknowledges that FedEx does not commit to purchase any or any amount of Service from ASP except as expressly set forth in a SOW. To the extent that software owned or licensed by ASP is necessary for FedEx to access and use the Service (“Software”), ASP will identify such Software in the applicable SOW and provide such Software to FedEx, subject to the license contained in Section 4 below. The Software will create a secure communication channel over the public Internet to connect to the Service. In addition, Affiliates (as defined below) may order Service from ASP by entering into a Statement of Work with ASP. In such event, the Affiliate shall be deemed to stand in the place of FedEx for purposes of this Agreement with respect only to any SOW entered into by the Affiliate; provided, however, that such SOW shall be deemed a separate contract(s) between ASP and such Affiliate executing the SOW incorporating all the terms of this Agreement. Moreover, in the event of default by the Affiliate executing such SOW, ASP shall look solely to the defaulting party when pursuing any remedies and not to FedEx, Parent Corporation (as defined below) or any other non-defaulting Affiliate whose rights shall continue uninterrupted. “Affiliate” means any entity a majority or all of whose corporate stock is owned, directly or indirectly, by the Parent Corporation; “Parent Corporation” means FedEx Corporation.

(b)	Base Service and Optional Services. ASP offers a software application for managing frozen shipping logistics that ASP makes available as a service solution (collectively the “Base Service”) which is more fully described in Exhibit A-1 (“Base Service Description”). ASP also may offer various other optional features and functionality that FedEx may elect to add to the Base Service (“Optional Services”) each of which is more fully described in Exhibit A-2 (“Optional Services Description”).

(c)	Configurations and Service. ASP will configure and customize the Base Service to include any Optional Services and otherwise comply with the features, functionality, and other requirements (collectively, the “Configurations”)all as set forth in the applicable SOW. The “Service” is the combination of the Base Service and Configurations made available to FedEx. The “Service Description” is the combination of the Base Service Description and each SOW. In the event of a conflict between the Base Service Description and a SOW, the SOW will control solely with respect to Configurations to be implemented as part of the Service. ASP agrees to undertake and complete the Services in accordance with this Agreement, the applicable Statement of Work and within the time frames set forth therein (with respect to each SOW, the “Completion Date”). As the only consideration due ASP regarding the subject matter of a Statement of Work, FedEx will pay ASP the Fee (as defined below) set forth in the corresponding Statement of Work. In all events, the “look and feel” and other aspects of the appearance and layout of the Service, as customized for FedEx, will conform to FedEx’s applicable style guides and brand guidelines (the “FedEx Style Overlay”).

(d)	Acceptance of the Service. When ASP believes it has appropriately completed the development of the Service in accordance with the applicable SOW, ASP will notify FedEx. FedEx will accept or reject the Service within ten (10) days of such notice. FedEx may reject the Service only if the Service fails to comply with the requirements of this Agreement, including the Service Description.

(e)	Rejection of the Service. If FedEx rejects the Service, ASP will correct the failures specified in the rejection notice within ten (10) days of such notice (or such longer period as the parties may agree in writing). When it believes that it has made the necessary corrections, ASP will again notify FedEx and the acceptance/rejection/correction provisions above shall be reapplied until the Service is accepted; provided, however, if either (a) the Service is rejected by FedEx more than two (2) times or (b) the corrections are not provided within the foregoing timeframe, FedEx may terminate this Agreement.

(f)	Operation. Following acceptance of the Service, during the Term, ASP will host, provide, maintain, support and otherwise operate the Service in accordance with the Service Level Standards attached hereto as Exhibit B and such additional standards as may be set forth in the applicable SOW (collectively, the “Service Standards”). The Service will be hosted on equipment under the control of ASP and available through a web site located at http://fedex.cryoport.com (“Web Site”). FedEx is responsible for obtaining access to the Internet in order to connect to the Web Site and use the Service. In the event ASP changes the physical location from which it provides the Services (e.g., data centers), ASP shall notify FedEx at least thirty (30) days prior to implementing such change.

(g)	Enhancements. Any additional, new or modified features or functionality to the Service or other Upgrades (as defined in Exhibit B-1) offered by ASP, shall be included in the Service, at no additional charge. ASP will provide to FedEx all updates, upgrades, corrections, fixes and other modifications as such are necessary to maintain the operation of the Software and access and use the Service. Unless FedEx agrees to add an Optional Service in a written amendment to this Agreement, FedEx does not have to pay for any Optional Service even if ASP incorporates such Optional Service into the Service and FedEx uses such Optional Service.

(h)	Maintenance and Technical Support. ASP shall provide Maintenance and Technical Support Services regarding the Service and Software as set forth in Exhibit B.

(i)	Training. If requested by FedEx, , ASP will provide customized training regarding the Service and Software (including, Upgrades and Updates) and FedEx’s access to and use thereof, at a charge to FedEx equal to the cost to ASP. If so agreed by the parties, such training may be via an online training and/or communication system. In addition, FedEx will be able to participate in such other standard training that ASP offers to its other customers, on the same terms and conditions with respect to additional charges, if any.

(j)	Modifications. In the event that FedEx wants to modify the Service Description or otherwise change the Service at any time during the term of this Agreement, it shall notify ASP in accordance with the following procedure: (a) FedEx shall describe the additional services and/or deliverables to ASP (the “Change Notice”); and, (b) ASP shall submit a change order proposal (the “Change Order”) which includes a statement of any additional charges. On FedEx’s written approval of the Change Order, the Change Order will become part of this Agreement. Any additional deliverables or changes to the Service described in the Change Order shall be subject to acceptance testing.

2.	Data, FedEx Materials and Logos.

(a)	Data. ASP acknowledges and agrees that any data and other information (i) inputted into, stored on or processed by the Services, or (ii) otherwise provided to or collected by ASP in relation to the Service, by or on behalf of FedEx or its Affiliates (including by its customers, contractors or consultants) (collectively “FedEx Data”), shall at all times remain the property of FedEx. FedEx shall be the sole owner of all rights, including intellectual property rights, in the FedEx Data. ASP shall have no rights in such FedEx Data, other than FedEx hereby grants to ASP a nonexclusive, limited, revocable license to use the FedEx Data solely to provide the Service to FedEx and/or its Affiliates. ASP shall not use the FedEx Data for any purpose whatsoever except as expressly authorized in the preceding sentence. ASP shall not disclose, sell, lease, convey, modify or encumber the FedEx Data without FedEx’s express prior written consent. Upon FedEx request, ASP shall deliver the FedEx Data to FedEx, or its designee, to the location and in the format and manner reasonably agreed to by the parties. On a quarterly basis, and upon termination of each SOW and this Agreement, ASP shall provide FedEx with FedEx Data (on a cumulative basis) in the format and in the manner.

(b)	FedEx Materials and Logos. ASP may be provided with or obtain on behalf of FedEx (i) information, data, content and other materials, as set forth in the applicable SOW or a Change Order (collectively, “FedEx Materials”) in order for FedEx to utilize the Service and/or (ii) certain trademarks, trade names, logos, service marks, domain names, URLs or other identifiers (including, text, graphics, artwork, and other information) in connection with the FedEx Materials or Service (“Logos”). Subject to the terms and conditions of this Agreement, FedEx hereby grants to ASP a non-exclusive, non-transferable, royalty-free, limited license to (iii) use, copy, and display the FedEx Materials solely to provide the Service to FedEx and/or its Affiliates; and, (iv) use and display the Logos solely as the Logos are provided to ASP, solely for use in connection with the FedEx Materials and solely as part of the Service provided to FedEx. All use of Logos shall be in accordance with FedEx’s policies regarding advertising and trademark usage as such policies shall be established or changed from time to time at FedEx’s discretion (such policies are currently available at www.fedexidentity.com). All use of the Logos shall inure to the benefit of the FedEx. ASP shall not translate, alter or modify the FedEx Materials or Logos in any way. To the extent FedEx is to provide FedEx Materials, FedEx will transmit the FedEx Materials to ASP in accordance with the requirements of this Agreement. ASP shall not be liable for any failure to provide the Service to the extent such failure is caused by the failure of FedEx to provide the FedEx Materials in the manner and at the times required by this Agreement. This license does not grant ASP any right to use any other FedEx materials, data, information, FedEx trademarks, service marks, or logos or to use the FedEx Materials or Logos in any manner or location or for any purpose except as specified in this Section. At no time during the term of this Agreement will ASP challenge or assist others to challenge the Logos or the registration thereof or attempt to register or cause to be registered the Logos or any trademarks, marks or trade names confusingly similar to those of FedEx. FedEx reserves all rights not granted by the licenses in this Section. FedEx and its licensors retain ownership of the FedEx Materials, Logos and the licenses above do not grant ASP any right, title or interest in or to the Logos or FedEx Materials. Except for the license granted above, FedEx reserves all other rights in and to the FedEx Materials and Logos. For the avoidance of doubt, Logos are not considered part of FedEx Materials.

(c)	Security. ASP shall implement and maintain security controls and measures necessary to protect FedEx Sensitive Data from unauthorized access, loss, destruction, disclosure or use, consistent with industry standards . In all events, ASP shall comply with FedEx’s current security compliance requirements(“Security Compliance Requirements”), except that:

(1)	All references to and terms and conditions related to Card, Cardholder, Cardholder Data, Card Organization, Debit Networks and Payment Card Processors, are not relevant and are deleted.

(2)	Section 3(A) is deleted.

(3)	The reference to portable media devices in Section 3(C) is deleted.

(4)	Section 3(D) is deleted.

(5)	CryoPort has a reasonable period of time to cure any Breach.

(6)	CryoPort may inform third party of a Breach, when are necessary to effect a cure to a Breach.

(7)	Section 4(E) is deleted.

(8)	Sections 5(A) and 5(B) are deleted.

(9)	Section 7(B) is deleted.

(10)	Section 8(A) shall contain a requirement that FedEx execute a standard NDA with any third parties involved in an audit.

(11)	Section 9 shall include a provision allowing the Company to cure any noncompliance within a reasonable period of time.

(12)	Section 11 is deleted.

In the event FedEx modifies the Security Compliance Requirements from the current version, it shall notify ASP. ASP shall notify FedEx whether it can comply with the revised Security Compliance Requirement within one-hundred eighty (180) days from such notice of the revisions to the Security Compliance Requirements. Terms used in this provision and not otherwise defined in this Agreement have the meaning set forth on the Security Compliance Website.

3. Payment. In consideration of the Service, FedEx shall make payments to ASP in U.S. dollars in accordance with the terms set forth in Exhibit C and the applicable SOW, Right of Access to Service. Subject to the terms of this Agreement, and during the Service Term only, ASP grants to FedEx and its Affiliates a non-exclusive, world-wide, royalty-free, irrevocable license and right to: (a) use the Software in order to access and use the Service; (b) access and use the Service; (c) make a reasonable number copies of the Software (if Software is provided to FedEx as described in Article 1 above) (d) use, copy, modify (including, create derivative works), distribute (but only internally and to consultants and contractors), display (but only internally and to consultants and contractors) documentation, user manuals, technical support manuals, and other similar materials provided by ASP regarding the Software and/or Service in whole or in part, solely to support FedEx’s access to and use of the Service (including, training); and, (e) allow contractors or consultants to do any of the foregoing on behalf of FedEx or its Affiliates provided that such contractors or consultants are granted no greater rights than those granted herein to FedEx and its Affiliates. Other than as provided above (or in the Service Descriptions), no rights, restrictions, or licenses with respect to the Service are granted or placed under this Agreement. All rights not expressly granted under this Agreement by a party are expressly reserved to such party. The parties agree that FedEx’s rights with respect to the Service shall be governed by the terms and conditions of this Agreement and that, unless expressly agreed upon by the parties in writing as modifying or superseding this Agreement, no other agreement or license (including, click wrap, browser wrap, terms of use or other agreements presented when accessing or using the Service) is applicable to FedEx’s access to or use of the Service even if purportedly acknowledged or entered into after the Effective Date of this Agreement.

4. Right of Access to Service. Subject to the terms of this Agreement, and during the Service Term only, ASP grants to FedEx and its Affiliates a non-exclusive, world-wide, royalty-free, irrevocable license and right to: (a) use the Software in order to access and use the Service; (b) access and use the Service; (c) make a reasonable number copies of the Software (if Software is provided to FedEx as described in Article 1 above) (d) use, copy, modify (including, create derivative works), distribute (but only internally and to consultants and contractors), display (but only internally and to consultants and contractors) documentation, user manuals, technical support manuals, and other similar materials provided by ASP regarding the Software and/or Service in whole or in part, solely to support FedEx’s access to and use of the Service (including, training); and, (e) allow contractors or consultants to do any of the foregoing on behalf of FedEx or its Affiliates provided that such contractors or consultants are granted no greater rights than those granted herein to FedEx and its Affiliates. Other than as provided above (or in the Service Descriptions), no rights, restrictions, or licenses with respect to the Service are granted or placed under this Agreement. All rights not expressly granted under this Agreement by a party are expressly reserved to such party. The parties agree that FedEx’s rights with respect to the Service shall be governed by the terms and conditions of this Agreement and that, unless expressly agreed upon by the parties in writing as modifying or superseding this Agreement, no other agreement or license (including, click wrap, browser wrap, terms of use or other agreements presented when accessing or using the Service) is applicable to FedEx’s access to or use of the Service even if purportedly acknowledged or entered into after the Effective Date of this Agreement.

5. Intellectual Property. All copyrights, patents, trade secrets, trademarks and any other intellectual property rights existing prior to the date of this Agreement (“Existing IP”) will belong to the party that owned such rights immediately prior to the date hereof. Except for ASP’s Existing IP, FedEx shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by ASP in connection with (a) the FedEx Style Overlay; (b) a Change Order; or (b) any Confidential Information of FedEx (collectively, “Deliverables”). ASP will promptly disclose and provide all Deliverables to FedEx. All Deliverables are work made for hire to the extent allowed by law. In addition, if Deliverables do not qualify as work made for hire, ASP hereby makes all assignments necessary to accomplish the foregoing ownership. ASP shall further assist FedEx, at FedEx’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. ASP hereby irrevocably designates and appoints FedEx as its agent and attorney-in-fact to act for and in ASP’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by ASP. ASP agrees that all Deliverables constitute Confidential Information of FedEx. If any part of the Deliverables is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, reproduced, distributed, used, or otherwise exploited without using or violating technology or intellectual property rights owned or licensed by ASP and not assigned hereunder, including ASP Existing IP but excluding the Service and the hardware and software used to provide the Service, ASP hereby grants FedEx and its successors a perpetual, irrevocable, worldwide royalty-free, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of FedEx’s exercise or exploitation of the Deliverable or any assigned rights (including any modifications, improvements and derivatives of any of the foregoing) .

6. Indemnification.

(a) Indemnity. ASP shall indemnify FedEx and its Affiliates and its and their officers, directors, employees, contractors and agents (collectively, for purposes of Sections 7(a) and 7(b), “FedEx”) and hold such parties harmless from and against all losses, damages, liability, expenses and costs (including reasonable attorney’s fees and court costs) arising from or relating to (i) infringement, misappropriation or violation by the Service, Software, Deliverables or other items or materials provided by ASP (collectively, all the foregoing, the “Materials”) (including, portions or components of, or methods or process utilized by, or combinations of, any of the Materials), including access thereto or use thereof by FedEx, of any patent, copyright, trademark, trade secret, or other intellectual property or proprietary right; (ii) unauthorized access to or use of the FedEx Data or FedEx Sensitive Data; or, (iii) breach of Section 9 (Export Control; Compliance with Laws). ASP is relieved of its indemnity obligations to the extent that FedEx fails to: (i) provide ASP prompt notice of any claims and proceedings related thereto provided, however, that ASP is relieved of its obligations hereunder only to the extent FedEx’s failure to provide such notice prejudices ASP ability to defend or settle such claims or proceedings; (ii) give ASP, at ASP’s expense, such reasonable assistance as requested by ASP and is necessary to the defense or settlement of such claims or proceedings; and, (iii) provide ASP the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise provided, however that FedEx may participate in such tasks at its sole expense. ASP will not be responsible for any settlement it does not approve in writing. In addition, ASP is relieved of the foregoing obligations to the extent the infringement results from ASP’s compliance with specific written instructions provided by FedEx that is beyond the scope of standard specifications and functions of the Service and where the claim of infringement would not apply but for such specific written instructions.

(b) Removal of Restrictions. In addition to the indemnity provided under Section 7(a), ASP shall, at ASP’s expense, replace the item or service with a substantially similar product or service provided that such replacement conforms to the material requirements of this Agreement.

7. Limited Liability.

(a) General Limitation. SUBJECT TO THE EXCEPTIONS OF SECTION 8(B) BELOW, NEITHER PARTY SHALL BE LIABLE (I) FOR ANY AMOUNTS IN EXCESS OF THREE (3) TIMES THE AGGREGATE OF THE FEES PAID OR PAYABLE HEREUNDER OR (II) FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES, RESULTING FROM THE BREACH OF THIS AGREEMENT.

(b) Exception. Notwithstanding the above, the liability limitation and disclaimer in this Section 8 shall not apply in the event (i) ASP breaches Sections 10(b) (General Warranties), 13 (Assignment), or 15 (Publicity), (ii) FedEx breaches Section 4 (Right of Access to Service); (iii) a breach of Sections 6 (Confidentiality) or 9 (Export Control) by either party; or, (iv) a claim pursuant to Sections 7 (Indemnification) or Section 12 (Relationship of Parties) or ASP’s breach of its obligations under either.

(c) Export Control. Each party hereby agrees to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to export, or allow the export or re-export of any proprietary information or software in violation of any such restrictions, laws or regulations, or without all required licenses and authorizations. ASP shall not export FedEx Data without the prior written consent of FedEx.

8. Warranty and Disclaimer.

(a) Service Warranty. ASP represents, warrants and covenants that (i) the work under this Agreement will be performed in a professional and workmanlike manner and (ii) the Service will substantially conform to the requirements of this Agreement, the Service Description and any Change Orders.

(b) General Warranties. ASP warrants that: (i) the execution of this Agreement, including any SOW hereunder, does not violate any rights of a third party arising under any agreement with ASP; (ii) ASPs performance hereunder shall not violate any law, regulation or order; and, (iii) the Software and Deliverables are free from any Illicit Code or Open Source Code, and ASP shall use its best efforts to maintain it as such. “Illicit Code” means any anomalies or computer instructions which are not intended to provide the functionality and features and which interfere with FedEx’s right to quiet enjoyment of Software or Deliverable. Illicit Code includes, without limitation: (i) viruses, Trojan horses, worms, authorization strings and other similar malicious code; (ii) any self-destruction mechanism; (iii) any copyright protection or license manager mechanism; (iv) any software code and related files provided hereunder which are intended by ASP to limit FedEx’s use of any Services, Deliverables, Software or other materials provided hereunder; (v) mechanisms implementing an operational time-out or time-bomb or drop dead capability; (vi) any back door or other component that permits communication from any of the items provided hereunder to ASP or access by ASP to FedEx’s computer systems or networks; or (vii) any other computer software code or instructions or hardware components designed to erase, destroy, corrupt, disable, damage, or impair the materials delivered hereunder, the underlying systems, or any information or data contained therein. Illicit Code shall not be construed to mean errors or omissions in the computer instructions intended to provide functionality defined in the documentation or in the applicable SOW, except that code that otherwise fits the description above and also produces such errors or consists of such omissions shall still be considered Illicit Code. “Open Source Code” means software (whether object code or source code) which is licensed or otherwise provided pursuant to terms that create, or purport to create, obligations for FedEx to grant, or purport to grant, to any third party any rights or immunities under intellectual property or proprietary rights in intellectual property owned or licensed by FedEx (including such intellectual property developed by ASP and assigned or otherwise transferred to FedEx under this Agreement)

(c) Warranty Disclaimer. OTHER THAN AS SET FORTH IN THIS AGREEMENT, ASP MAKES NO WARRANTIES WITH RESPECT TO THE SERVICE OR SOFTWARE AND DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY.

9. Termination.

(a) Termination for Cause. This Agreement or any SOW may be terminated by a party for cause immediately upon the occurrence of any of the following events: (i) if the other ceases to do business, or otherwise terminates its business operations or (ii) if the other materially breaches any provision of this Agreement or an SOW and fails to cure such breach within fifteen (15) days of written notice describing the breach; or (iii) if the other shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within 60 days).

(b) Termination for Convenience. FedEx may terminate this Agreement or a SOW, in either event, in whole or in part, for its convenience upon thirty (30) days written notice to ASP and such termination shall not be a breach of this Agreement. In the event of such termination, FedEx’s sole and exclusive liability and ASP’s sole and exclusive remedy or compensation shall be payment of all Fees incurred through the date of termination.

(c) Effect of Termination. Upon termination of this Agreement by either party or naturally at the end of the term (i) the right of access granted under Section 4 shall terminate; and, (v) Sections 2(a), 5, 6, 7, 8, 11, 12, 14, 15 and 16 of this Agreement shall survive. ASP shall provide all FedEx Data to FedEx in the format and in the manner specified by FedEx within thirty (30) days of termination.

(d) No Remedy for Termination. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses.

(e) Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. ASP shall have full responsibility for the collection and payment of all federal, state, and local taxes or contributions imposed that are required pursuant to unemployment insurance, social security, income taxes, and workers’ compensation statutes, and shall be solely responsible for any liability resulting from the acts, omissions, or negligence of ASP or its agents, employees, or subcontractors arising out of or occurring in the course of this Agreement. ASP shall indemnify and hold harmless FedEx from and against any liability (including taxes, interest, and penalties) resulting from ASP’s improper or incorrect tax reporting, withholding, remitting, etc., or from ASP’s failure to file, collect, report or pay any of the above-mentioned employment taxes.

(f) Assignment. ASP shall not assign, transfer, delegate, subcontract or sublicense this Agreement or any obligations or benefit under this Agreement, including by operation of law, without the written consent of FedEx, which shall not be unreasonably withheld, delayed or conditioned. FedEx may assign this Agreement and any licenses granted herein to an Affiliate; otherwise, FedEx may not assign this Agreement without the prior written consent of ASP which shall not be unreasonably withheld, delayed or conditioned. Any assignment in violation of the foregoing shall be void. Assignments made in accordance with this provision shall be binding upon and inure to the benefit of permitted successors and assigns.

(g) Notice. All notices under this Agreement shall be in writing, and shall be deemed effective upon delivery if addressed and: (a) (i) personally delivered (ii) sent by prepaid certified or registered U.S. mail; or, (iii) sent by FedEx Express Priority Overnight service, all fees prepaid; (b) to (i) the individual indicated in the applicable SOW and (ii) the following individuals:

If to FedEx:

Director, SC Marketing and Vertical Marketing Development (currently, Tom Dale)

FedEx Corporate Services, Inc.

3640 Hacks Cross Road

Memphis, Tennessee 38125

With a copy to:

Director, Legal Technology Transactions

FedEx Corporation

1000 Ridgeway Loop Rd, Suite 600

Memphis, TN 38120

If to ASP:

CryoPort, Inc.

20382 Barents Sea Circle

Lake Forest, CA 92630

Attn: Chief Financial Officer

The individuals and address listed above, as well as those listed in each SOW, may be modified through written notice sent in accordance with this Section.

(h) Publicity. Neither party shall issue or release any information, press releases or similar statements regarding this Agreement or the selection of ASP by FedEx without the prior written consent of the other party. ASP will not list or otherwise disclose FedEx as a customer of ASP without the prior written consent of FedEx.

EXHIBIT A

Form Statement of Work

This Statement of Work (“SOW”) is entered into effective as of             [date], by and between             [name of FedEx company making purchase] and             . (“ASP”). This SOW is pursuant to the ASP Services Agreement by and between             and FedEx Corporate Services, Inc., dated             , as may be amended (“Agreement”)

Services:

Subject to and in accordance with the Agreement, ASP shall provide the following Services:

-	Base Service

-	List any Optional Services [only Optional Services listed in the Agreement may be provided]

-	Any additional specific requirements applicable to the Service

For the avoidance of doubt, only the Base Service and Optional Services may be provided under this Statement of Work. In the event any other service is required or any changes to Services are necessary, an amendment to the Agreement (processed by FedEx Corporate Services, Inc.) is required. Any Statement of Work which purports to order or authorize the provision of any item not listed as a Service in the Agreement is null and void.

Service Term: Unless terminated earlier in accordance with the Agreement, the Service Term for this SOW shall be for a period of             year(s) following acceptance of the Service.

Fees: Subject to Exhibit B of the Agreement, in consideration of the Service being provided in accordance with the Agreement, including Maintenance and Technical Support Services, FedEx will pay ASP a monthly fee calculated in accordance with Exhibit C of the Agreement (collectively, the “Service Fee”). The monthly Service Fee is all inclusive for the Service and no other Fees are due or payable for the Service itself (except Change Order Fees, if any)

The maximum aggregate Service Fees authorized by this SOW with respect to the Services is $                 .

Invoices shall be submitted to the following address:

[FedEx company name].

[Address]

[City, State, Zip]

Attn.:

Notices: In addition to those individuals listed in Section 14 of the Agreement, any notice required in connection with this SOW shall also be sent to:

With respect to ASP:

With respect to FedEx:

Order of Precedence. This Statement of Work, together with the Agreement, supersedes all prior understandings, representations, negotiations and correspondence between the Parties, constitutes the entire agreement between them with respect to the matters described, and shall not be modified or affected by any course of dealing, course of performance, or usage of trade. The terms of this Statement of Work and the Agreement and the licenses therein shall prevail notwithstanding any conflicting terms or legends which may appear on, with or in any materials provided by ASP (including, without limitation, the Materials). In addition, any notices, legends, shrink-wrap, browser wrap, click wrap or other agreement or other terms, whether additional, different or inconsistent with those of the Agreement or this Statement of Work, presented by ASP in connection with any materials provided by ASP (including, without limitation, the Materials) shall be void and of no effect even if presented or purportedly accepted after the date of this Statement of Work and will not be considered an amendment to this Statement of Work or the Agreement, as applicable, unless expressly set forth as such, in writing signed by both Parties, and specifically referencing this Statement of Work or the Agreement, as applicable, and the section(s) being modified. In the event of an inconsistency or conflict between this Statement of Work and the Agreement, the provisions of the Agreement shall control.

.
[FedEx company making purchase.]

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A-1

Base Service Description The Service is a service that manages frozen shipping logistics.

The Service includes the following functionality and features:

On delivery, FedEx will receive the following features as part of the base product which will allow customers to order and manage their FedEx Deep Frozen shipments online:

1.	Server background

a.	Amazon Web Cloud

i.	Two server redundancy

b.	Three instances

i.	Live, Training, Development

2.	Customer Management

a.	Billing Information

b.	Shipping Information

i.	Sites

ii.	Contacts

iii.	Brokers

iv.	Commercial Invoice Statements

c.	Commodity Information

4.	Order Management

a.	Order Types

i.	Integrated carriers (i.e. FedEx)

1.	Standard 3 leg

2.	Client Managed Order

3.	Consignment Inventory

4.	Service Provider Order

b.	Templates

c.	Event Triggered Orders

5.	Order Tracking

a.	Portal Tracking

b.	Automatic Emails

c.	Exception Management

6	Reporting

a.	Temperature Tracking

b.	Dashboard”

PROJECT LIASONS

For ASP:	Bret Bollinger
Phone: (949) 470-2300
Email: bretb@cryoport.com
Address: CryoPort, Inc., 20382 Barents Sea Circle, Lake Forest, CA 92630

For FedEx:	Munnawar M. Versey
FedEx Corporate Services, Inc.
3640 Hacks Cross Road, Memphis, TN 38125
Phone: 901/434-5198

EXHIBIT A-2

Optional Services Description

The following Optional Services are available for inclusion with the Base Service: None

EXHIBIT A-3

STATEMENT OF WORK—INITIAL CONFIGURATION

Scope Template

Supplier(s), upon receipt of the FedEx Requirements Document, please complete the information below and/or attach your complete proposal, and return all to your FedEx Marketing Specialist contact

(a) Commencement Date: Upon contract execution

(b) Completion Date: 12/31/2012

(c) Project Location(s): San Diego, CA

(d) Project Name: Deep Frozen Customer Portal

(e) Project Number (if applicable):

(f) Consideration: Project Based Fee: [*]

Reimbursable(s) (if applicable): N/A

Total: [*]

(g) Name of Contractor Project Manager(s): Bret Bollinger

(h) Name of FedEx Project Manager(s): Munnawar Versey

(i) Warranty Period: Duration of partnership contract with CryoPort, Inc.

(j) List of Team Members Assigned to this Scope of Work: Munnawar Versey

SECTION     CONTENTS

1.0	Introduction

FedEx has contracted with CryoPort Inc. in San Diego, CA as a turnkey supplier for providing the FedEx Deep Frozen service to customers

1.1	Background

FedEx Deep Frozen Customer Ordering Portal.

2.0	Technical Statement of Work

Provide a customer facing order entry and tracking portal for FedEx Deep Frozen service that is FedEx branded and support the updating and maintenance of the portal.

2.1	Objectives (overview of what will be accomplished)

To create a FedEx look-and-feel, customer-facing, order entry system that is based on the CryoPort Portal but is exclusively for FedEx use and for FedEx customers. The data and information captured by FedEx with be owned and accessible by FedEx for further analysis and mining.

This development is a one-time, project based initiative for a flat fee and would give FedEx and its customers access to the portal and its features as outlined in this document for the life of the portal.

•	FedEx Look-and-Feel

Generate a custom Ext-JS Theme using FedEx colors and FedEx logos to the system. Assumes basic brand approved CSS color based theme and not a total custom theme.

•	FedEx Functionality

The functionalities would include all the functionalities currently available on the CryoPort Portal which are relevant for FedEx and their customers. The portal functionalities would be adapted to FedEx needs and business processes to ensure customers have a FedEx experience.

✓	FedEx Emails : The notifications sent to FedEx customers will be sent from a FedEx email address (FedExDeepFrozen@fedex.com) using FedEx branded email template and using APIs provided by AXIOM

✓	Email Content: Content will be customized to reflect FedEx transactions and information

•	Update Systems:

✓	CryoPort will send a flat file in a FedEx requested format to update the FedEx order entry system

✓	All updates to the portal in the future will ensure that the FedEx Deep Frozen Portal is also synced up and updated

✓	CryoPort will send FedEx

•	CryoPort Order ID

•	Master Tracking for each Leg

•	Service Level for each Leg

•	Serving Type for each Leg

•	Any other information needed to process the customer shipping or billing documents

•	Posting document to web site

•	Sent on order approval or after processing

•	Reporting data to FedEx

✓	Export CSV file with basic order information

✓	Report generated monthly

✓	Published to a web site

✓	Order Id

✓	Order Submitted

✓	Order Approved

✓	Leg 1

•	Source

•	Destination

•	Master Tracking

•	Service Level

✓	Leg 2

•	Source

•	Destination

•	Master Tracking

•	Service Level

✓	Leg 3

•	Source

•	Destination

•	Master Tracking

•	Service Level

✓	Dewar Type

✓	Dewar Quantity

•	Any customized report to understand customer activity related to portal or service usage

2.2	Specifications / Technical Requirements

✓	IT Development & Account Management costs @ [*] (Project based costing)

✓	Order Entry

✓	Notifications

✓	Data capture

✓	Supervision

✓	Training

✓	IT support

✓	Reporting

Below is a list of the work to be done to accommodate requests from FedEx.

•	Client Dewar Restrictions FedEx only wants to make available the CXHVO and the EXP5 for shipments to their customers. CryoPort ships all or only EXP5. We will need to develop the capability to restrict shipments of dewars on a model level to accommodate this. Especially since we will be introducing more models like the Compact and possibly compact combo, which Fed Ex may not want to use.

•	Need a UI similar to Routes for dewars. On a client level (new tab) a CryoPort user will be able to select which dewars a client is able to choose from.

•	Need to update the logic on Order Entry and Dewar Transfer(CIC clients) that only allows them to select from the list provided.

•	If no items are in the list, then allow them to choose from all dewars

•	Remove the boolean flag about being able to select from dewars on contracts

•	Update to Good/Better/Best options during order entry. We used one U/I for both domestic and international orders. Now FedEx would like to only have the domestic GBB U/I and a masked International U/I for Int’l orders.

•	Leg 2 determines international vs domestic shipments.

•	If international, remove the good/better/best options (or lock it down to only best)

•	For domestic shipments, no changes are required.

•	Verify and lock down the service level rules for international orders

•	Leg 1

•	domestic use Priority Overnight

•	International use International Priority

•	Leg 3

•	Domestic, use Priority Overnight

•	International, use International Priority

•	Always include the data logger and data logger report

•	Create Terms and Conditions page for FedEx customers – FedEx will be using a different set of Ts and Cs than CryoPort’s Standard. We need to create a different screen to be launched for FedEx theme.

•	Create landing Page for login FedEx does not want to use the Cryoport standard login page.

•	We need to create a new domain

•	Create a new U/I according to FedEx standards

EXHIBIT B

SERVICE AND SUPPORT

1. Up-Time and Reliability.

“Actual Uptime” means the aggregate amount of time within the Scheduled Uptime that the Service is available for use by FedEx in accordance with the requirements of this Agreement and without Error.

“Availability” is measured in terms of Actual Uptime expressed as a percentage of the Scheduled Uptime. Thus: Availability expressed as a percent = ((Actual Uptime)/Scheduled Uptime) x 100.

“Schedule Maintenance Downtime” shall be defined as from 7:00 AM to 9:00 AM Pacific Time on Tuesday.

“Scheduled Uptime” shall be defined as twenty-four (24) hours-a-day, seven (7) days-a-week, excluding: (i) Scheduled Maintenance Downtime; and, (ii) any downtime to the extent due to a force majeure event.

ASP will measure and report performance levels of the Service, including Actual Uptime and Availability, on a monthly basis using mutually acceptable reporting methods. Measurement of Actual Uptime and Availability will begin upon acceptance of the Service.

The Service will be available to FedEx, without Error, for 99.99% of all Scheduled Uptime (“Expected Availability”).

2. Maintenance. At no additional charge, ASP shall provide Maintenance and Technical Support Services in accordance with Exhibit B-1.

3. FedEx Data Backup. Backups of all FedEx Data located on the Service will be completed each day, seven (7) days per week. These backups will be stored in a secure location.

4. Disaster Recovery. Throughout the Term, ASP will comply with, and take such actions necessary to ensure compliance with its written disaster recovery plan which has been reviewed and approved by FedEx (“Disaster Recovery Plan”). The plan will ensure that, in the event of a disaster, the Service will be available within eight (8) hours in accordance with the requirements of this Agreement.

EXHIBIT B-1

MAINTENANCE AND TECHNICAL SUPPORT

DEFINITIONS

“Critical Failures” means, any performance, compatibility, operational, security, or quality issues, which result in (a) FedEx’s inability to use the Service; or, (b) Errors in the Service which disrupt critical business production.

“Error” means any Failures or other performance, compatibility, operational, security, or quality issues, which result in the Service not operating in accordance with the Agreement or the applicable Service Description.

“Error Correction” means creating a modification to the Service that enables the permanent resolution of an Error.

“Fix” means the repair or replacement of object or executable code versions of the Service that enables the temporary resolution of an Error.

“Minor Failures” means any performance, compatibility, operational, security or quality issues which are not Critical Failures or Serious Failures.

“Serious Failures” means any performance, compatibility, operational, security, or quality issues, with the Service which cause disruption to normal workflow.

“Updates” means any Error Correction, Fixes, Workarounds or other corrections or updates to the Service issued by ASP.

“Upgrades” means any enhancements, new functionality, and new versions of the Service issued by ASP.

“Workaround” means a change in the procedures followed by FedEx to avoid an Error without substantially impairing FedEx’s access to or use of the Service.

GENERAL

As part of the Service Fee, ASP shall provide the Maintenance and Technical Support Services as further described in this Exhibit.

Through Technical Support Services and Maintenance, ASP shall correct or otherwise fully resolve any performance, compatibility, operational or quality issues with the Service experienced by FedEx or which otherwise come to ASP’s attention.

MAINTENANCE

ASP shall provide Updates to FedEx at no additional charge.

Upgrades shall keep the Service current with changes in operating systems and other key computing platform elements on which, or in connection with which, the Service is used. ASP shall use reasonable efforts to upgrade the functionality and performance of the Service through such Upgrades.

TECHNICAL SUPPORT SERVICES

ASP shall provide the following support related services as described further below (collectively, “Technical Support Services”):

a.	Access to and use of ASP’s technical support information data bases regarding the function, operation, and use of the Service;

b.	Consultations with ASP regarding the functions, operation, and use of the Service; and,

c.	Technical support assistance concerning: the functions, operation, and use of the Service; Errors; Error Corrections; Updates; Upgrades; Work Arounds; Fixes; and, other technical questions concerning the operation, maintenance, and use of the Service (collectively, “Technical Support Assistance”).

Technical Support Services shall be provided by qualified technical personnel with a detailed, working knowledge of the Service.

All correspondence by FedEx to ASP with respect to Technical Support Assistance shall solely be through FedEx’s designated personnel (the “Designated Personnel”). FedEx’s Designated Employees are listed in Exhibit B-2 and may be changed, from time to time, upon notice to ASP.

ASP shall provide Technical Support Assistance, as described herein, via a toll-free telephone helpdesk. Such helpdesk will be available worldwide, twenty-four (24) hours per day, seven (7) days per week. In In addition, ASP shall provide access to Technical Support Assistance electronically (via email or secured web site submission) twenty-four (24) hours per day, seven (7) days a week worldwide.

Upon receiving notice of an Error, ASP shall (i) assign a unique tracking number identifying the Error and its severity; and, (ii) acknowledge, via telephone to such Designated Personnel providing the notice (or such designee as may be indicated in such notice), receipt of such notice and provide FedEx with such tracking number. FedEx shall designate the severity of the Error. ASP shall provide FedEx with reports, via telephone to the Designated Personnel (or such designee as may be indicated in such notice), regarding the steps being taken to correct the Error and the status of any Fix, Work Around or Error Correction. In addition, ASP shall provide FedEx with reasonable access to ASP’s incident database to review the status of ASP incidents. ASP shall use all commercially reasonable efforts to make such acknowledgement and provide status updates and shall use all commercially reasonable efforts to provide a Work Around or Fix and Error Correction that is mutually acceptable to ASP and FedEx within twenty four (24) to forty eight 948) hours following its receipt of notice of an Error.

ASP shall provide status updates as requested by FedEx.

In the event a Work Around or Fix and Error Correction is not provided in accordance with the foregoing, ASP shall comply with the following escalation procedure:

Escalation Level/Path:	Escalated to level indicated if an Fix/Work Around/Error Correction for a Critical Failure is not provided within timeframe listed below from initial call	Escalated to level indicated if an Fix/Work Around/Error Correction for a Serious Failure is not provided within timeframe listed below from initial call

Vice President, Manufacturing and R&D	Next Business Day	Next Business Day

Chief Commercial Officer	Next Business Day	Next Businesss Day

FedEx agrees to provide ASP with all reasonably available information and materials requested by ASP for use in replicating, diagnosing and correcting an Error reported by FedEx.

Upon FedEx’s reasonable request and subject to availability, ASP may furnish qualified personnel for on-site assistance to FedEx to resolve Critical Failures.

EXHIBIT B-2

DESIGNATED PERSONNEL

Munnawar Versey

David Zimmerman

Thomas Dale

EXHIBIT C

PAYMENT TERMS

1. In consideration of the Base Service being provided in accordance with the Agreement, including Maintenance and Technical Support Services, FedEx will pay ASP a onetime charge of [*] (“Base Service Fee”) on or prior to the Completion Date in Exhibit A-3 of the Agreement.

2. Unless incorporated into this Agreement by an amendment agreed to in writing by FedEx and ASP, there are no Optional Services.

3. The Base Service Fee, and the Optional Service Fees (if any) are the “Service Fee”. The Service Fee is all inclusive and no other Fees are due or payable for the Service or other tasks or services to be provided in relation to this Agreement (except Change Order Fees, if any). Each Statement of Work shall set forth the maximum amount of Service Fees payable under such Statement of Work.

4. Any services performed by ASP under a Change Order shall be performed on a firm-fixed price basis, using an hourly rate of [*] to calculate the applicable Change Order Fee. For and in consideration of the services provided pursuant to a Change Order, FedEx shall pay to ASP a fee for each deliverable completed by ASP and accepted by FedEx (“Change Order Fee”). FedEx’s acceptance of a deliverable shall not impair in any way any warranty, indemnification or other rights of FedEx under this Agreement. If there are multiple deliverables, no deliverable may be started until the prior deliverable has been completed and accepted, unless authorized by FedEx.

5. In the event FedEx terminates a Change Order, whether in whole or in part, pursuant to Section 11(c), then ASP shall be entitled only to Service Fees actually incurred as of the effective date of termination and to “portions of the Change Order Fee earned” with respect to the deliverables in progress as of the effective date of termination. The “portion of the Change Order Fee earned” shall be equal to the lesser of the time actually expended in the performance of the Change Order with respect to such deliverables, based on the manpower hourly rate applicable to personnel employed by ASP, as specified in above or the cost of the deliverable multiplied by the percentage of completion achieved by ASP as of the effective date of termination under Section 11(c). In no event shall the aggregate amount “portion of the Change Order Fee earned” payable by FedEx exceed the maximum amount specified Change Order.

6. ASP shall invoice FedEx for Change Order Fees as set forth in the applicable Change Order. FedEx shall pay ASP within thirty (30) days of receipt of a correct invoice. Notwithstanding, no payment by FedEx shall be deemed an acceptance of the Service, and FedEx shall have the right to recover any amounts previously paid in error or to withhold monies from future payments as FedEx deems necessary to protect itself against charges associated with Service not performed in accordance with this Agreement

7. Taxes. It is ASP’s responsibility to determine if they are obligated to be registered with the taxing authority where the Service will be delivered. If so obligated, ASP shall register as prescribed and shall invoice Taxes by separate line item. Upon receipt of an ASP invoice specifying Taxes, FedEx shall either (a) pay such Taxes to ASP and ASP will remit such Taxes to the appropriate taxing authority, or (b) provide to ASP an exemption certificate or letter stating that the entire charge or some portion thereof is exempt from such Taxes. It is the ASP’s responsibility to file such returns as may be required and remit such collected Taxes to the taxing authority. If payment for Taxes is made to ASP in accordance with clause (a) above, upon written request of FedEx and at the expense of ASP, ASP shall provide FedEx with evidence that the Taxes have been remitted to the appropriate taxing jurisdiction. ASP shall provide reasonable cooperation to FedEx if FedEx contests any proposed Taxes. ASP shall promptly refund to FedEx any Taxes or portions thereof previously paid by FedEx and refunded to ASP. “Taxes” means any and all valid transaction based taxes, excises, duties and assessments levied, assessed or imposed by any government or taxing authority on the Services or other products or services provided hereunder or the use by FedEx thereof, except for such amounts based on ASP’s income, profits, receipts, net worth, capital, or similar taxes based on ASP’s business.

EXHIBIT D

MNDA

SECTION III

MUTUAL PROVISIONS

Governing Law. This Master Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, United States of America, without regard to the conflicts of laws provisions thereof. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. The term “including” is illustrative rather than exhaustive and shall mean “including without limitation.”

Non-Waiver. No failure by either party to exercise, nor delay by either party in exercising, any right or remedy which it may have under or with respect to this Agreement shall operate as a waiver thereof of any other right or remedy available to either party. No waiver of any such right shall be effective unless the same shall be in writing and signed by the parties.

Force Majeure. No party to this Agreement shall be liable to the other party for any failure or delay in fulfilling an obligation hereunder other than payment of money, if said failure or delay is attributable to circumstances beyond its control, including, but not limited to, any fire, terrorism, power failure, labor dispute or government measure (“Force Majeure”). The Parties agree that the deadline for fulfilling the obligation in question shall be extended for a period of time equal to that of the continuance of the Force Majeure. Each party shall use all commercially reasonable efforts to minimize the effect of the Force Majeure on its performance under this Agreement.

Modifications. No changes or modifications or waivers are to be made to this Agreement unless evidenced in writing and signed for and on behalf of both parties.

Severability. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

No-Third Party Beneficiaries. This Agreement is intended for the sole benefit of the signatories and, except for FedEx Affiliates, is not intended to benefit any third party.

Audit Right. ASP shall, upon reasonable notice, allow its facilities, procedures, documentation and records to be inspected by FedEx, or its designees, in order to ascertain compliance with this Agreement. ASP shall fully cooperate with such audit requests by providing access to relevant knowledgeable personnel, physical premises, documentation (including ASP’s applicable records, standards, policies, procedures, and guidelines), infrastructure and systems.

Entire Agreement. This Master Agreement, including all Sections, Schedules, and Exhibits attached hereto, constitute the entire agreement among the parties hereto and supersedes any and all prior agreements or understandings among the parties with respect to the subject matter hereof. This Agreement supersedes all prior understandings, representations, negotiations and correspondence between the Parties, constitutes the entire agreement between them with respect to the matters described, and shall not be modified or affected by any course of dealing, course of performance, or usage of trade. The terms of this Agreement and the licenses herein shall prevail notwithstanding any conflicting terms or legends which may appear on, with or in any Materials. In addition, any notices, legends, shrink-wrap, browser wrap, click wrap or other agreement or other terms, whether additional, different or inconsistent with those of the Agreement, presented in connection with any Materials shall be void and of no effect even if presented or purportedly accepted after the date of this Agreement and will not be considered an amendment to Agreement, as applicable, unless expressly set forth as such, in writing signed by both Parties, and specifically referencing this Agreement and the section(s) being modified. In the event of an inconsistency or conflict between a Statement of Work and the body of this Agreement, the provisions of the body of this Agreement shall control.

Confidentiality and Advertising Restrictions. Except to the extent disclosure is required by applicable law, regulation or court order, the parties agree that this Agreement and the terms hereof shall be kept strictly confidential by them, and each party shall in each instance obtain the prior written approval of the other concerning exact text and timing of news releases, articles, brochures, advertisements, prepared speeches and other information releases concerning this Agreement. Except as otherwise expressly set forth in Section 10.5(c), no license or grant whatsoever pertaining to a party’s trademarks, trade name, logos, service marks or other intellectual property is granted to the other party pursuant to this Agreement. The parties agree that the exchange, use and disclosure of Confidential Information shall be governed by and subject to the mutual non-disclosure agreement entered into by the parties, dated May 25, 2010 (“MNDA”) (copy attached hereto as Exhibit D). For the avoidance of doubt, this Agreement in no way modifies, supersedes, limits or supplements the MNDA except that (a) the purposes for which a receiving party may use Confidential Information is hereby extended to include fulfillment of its rights or obligations relating to this Agreement and (b) if the MNDA expires prior to the expiration of this Agreement, the term of the MNDA is hereby extended to co-terminate with the expiration of this Agreement.

Assignment. The parties acknowledge that this Lease Agreement and its rights, duties and obligations are personal to the parties and may not be assigned, delegated or otherwise transferred without prior written consent; provided, however, that either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment, delegation or transfer in violation of this Section 17.7 shall be void.

Counterparts. THIS AGREEMENT MAY BE EXECUTED IN COUNTERPARTS, EACH OF WHICH, WHEN SO EXECUTED AND DELIVERED, SHALL CONSTITUTE AN ORIGINAL, FULLY ENFORCEABLE COUNTERPART FOR ALL PURPOSES EXCEPT THAT ONLY THE COUNTERPART STAMPED OR MARKED ‘COUNTERPART NUMBER 1’ SHALL CONSTITUTE ‘CHATTEL PAPER’ OR OTHER ‘COLLATERAL’ WITHIN THE MEANING OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN ANY JURISDICTION.

CRYOPORT ANNEX

The following are the Terms and Conditions for orders placed by the general public directly with CryoPort. The parties acknowledge and agree that the terms and Conditions below have are not binding and have no bearing on the above agreement except where specifically referenced.

Terms and Conditions for Orders Placed with CryoPort as of September 5, 2012 and Thereafter, until Further Amended.

The customer (“Customer”) identified on the accompanying order hereby agrees that (a) the following terms and conditions and (b) the terms and conditions of the shipping provider, identified in the order (the “Shipping Provider”), as set forth on the website for such Shipping Provider, shall apply to such order (the “Terms and Conditions”). In addition, Customer agrees that the Terms and Conditions shall apply to all future orders until such time as any Terms and Conditions are amended, in which case such amended Terms and Conditions shall apply to future orders, as applicable. All orders placed with CryoPort by the Customer are referred to herein as the Orders. All terms used, but not identified herein, shall have the respective meanings set forth in the Orders.

Controlling Document. The acceptance by CryoPort of any order placed by Customer for shipment by Customer of materials, kept at a temperature of less than minus 150 degrees Celsius, in any of CryoPort’s various sized shipping containers known as dewars, as more specifically described at www.cryoport.com (together with all parts, components, instruments, and other items comprising or accompanying such containers, collectively, the “Containers”) or any management by CryoPort of similar Containers owned by the Customer, as specified in the Orders (all of the foregoing, the “Service”), is expressly conditioned on Customer’s agreement to the Terms and Conditions. The term Service also includes Customer Staged Orders and Customer Managed Orders. “Customer Staged Orders” are those for which CryoPort ships Containers to the Customer, the Customer charges and fills the Containers, processes its Orders on the CryoPort portal www.cryoportal.com , attaches all shipping labels to the Containers and provides for the return of the Containers to CryoPort after each single Order, all in accordance with the procedures and training provided by CryoPort. “Customer Managed Orders” are those for which CryoPort delivers Containers to an address designated by Customer, charged if requested, and CyroPort and the Customer agree to a date of return for the Containers; no other obligations are imposed on CryoPort. “All Containers” refers to the Containers owned by CryoPort and similar Containers owned by the Customer. CryoPort shall provide the Service only under the Terms and Conditions. The Terms and Conditions, together with the Order, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior communications, representations, understandings, agreements and course of dealings. Any Order (or other documents and communications) which is in any way inconsistent with or in addition to the Terms and Conditions shall not be binding on CryoPort unless expressly agreed to in writing by CryoPort.

Term and Payment Obligations. The term of the Service shall continue for the period of time specified in the Order (the “Service Term”). For each Service specified in the Order, Customer shall pay to CryoPort the applicable base fees set forth in the Order (the “Base Fees”), and any applicable additional fees and expenses chargeable to Customer under the Terms and Conditions or any separate agreement with CryoPort (collectively, together with the Base Fees, the “Payment Obligations”). Customer shall pay to CryoPort each Payment Obligation by credit card or if invoiced by CryoPort within fifteen (15) days after the date of the applicable invoice for such Payment Obligation, unless otherwise agreed upon in writing by CryoPort and Customer. For each Order, Customer shall be responsible, at Customer’s sole cost, for all fees and expenses (which shall be included in the Payment Obligations) of the delivery of All Containers to and from such addresses which are set forth in the Order. CUSTOMER’S PAYMENT OBLIGATIONS SHALL BE ABSOLUTE AND UNCONDITIONAL AND ARE NOT SUBJECT TO ANY ABATEMENT, SET-OFF, DEFENSE OR COUNTER-CLAIM AND MAY NOT BE CANCELLED FOR ANY REASON WHATSOEVER.

Delivery and Acceptance. The Order shall specify for each Service, as applicable, the following: (a) the CryoPort facility or other address where All Containers shall be picked-up by the shipping provider to begin the Service (b) the name and shipping address to which All Containers first shall be delivered, typically the Customer’s address, (c) the name and shipping address of the person or entity (each, a “Recipient”) to which All Containers subsequently shall be delivered following their delivery to the address in (b) immediately above, (d) the address where All Containers shall be delivered at the end of the Service Term, (e) the number and type of All Containers, (f) the term of the Service, (g) the Base Fees and any other Payment Obligations, and (h) the Shipping Provider. Subject to any cancellation fee as required by CryoPort, Customer shall have the right to cancel each Order by providing express written notification thereof to CryoPort not less than four (4) days prior to the Commencement Date. For purposes of these Terms and Conditions, “Commencement Date” means the date that the Service commences as indicated in the Order. Unless Customer designates a Shipping Provider and method of transportation in the Order acceptable to CryoPort, CryoPort shall designate the Shipping Provider and method of transportation. CryoPort shall make All Containers which are the subject of the Order available for pick-up by the Shipping Provider on the Commencement Date at the address indicated in the Order.

Rights to Containers; Inspection of All Containers. Nothing contained in the Terms and Conditions may be construed as conveying to Customer any right, title or interest in or to the Containers. Customer recognizes and acknowledges that Customer (or the Shipping Provider specified in the Order) has the right to maintain possession of the Containers conditional upon Customer’s compliance with the Terms and Conditions. Customer shall not, without the prior written consent of CryoPort, assign or sublease any of the Containers, or hypothecate, pledge or otherwise encumber or suffer a lien upon or against or otherwise convey any interest in any Containers (or purport to do any of the foregoing). Customer shall indemnify CryoPort from any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any such actual or purported assignment, sublease, hypothecation, pledge, encumbrance, lien or conveyance. Upon the request of CryoPort, Customer shall execute and deliver financing statements or similar documents, and take such other actions, to permit CryoPort to perfect a security interest in, or to evidence CryoPort’s ownership of, the Containers. CryoPort hereby retains all right, title, and interest in and to any carbon dioxide emission or similar credits, offset rights, benefits and/or entitlements arising out of or related to the use of the Containers. Customer shall provide CryoPort with waivers of interest or liens, from anyone claiming any interest in the Containers. CryoPort may, at its sole discretion, open and inspect any All Container without notice.

Maintenance and Use. Customer shall (a) use All Containers in a careful and proper manner and in accordance with all applicable product protocols, guidelines and/or use restrictions established from time to time by CryoPort and the Shipping Provider, (b) not use All Containers or allow All Containers to be used for any unlawful purpose, (c) not modify or alter All Containers in any manner whatsoever, (d) not reverse engineer, disassemble or determine or attempt to determine the composition, production or characteristics of the Containers (or any components thereof), (e) use every reasonable precaution to prevent loss or damage to All Containers and to prevent injury to persons and property, and (f) comply with all applicable laws, ordinances and regulations (including without limitation, all customs, import and export laws and regulations). Customer shall cooperate fully with CryoPort and any insurance companies producing insurance in accordance with the Terms and Conditions in the investigation and defense of any claims and suits arising from the use or operation of All Containers. Customer shall use All Containers only for the transport of frozen items which are specifically identified in the Order and accepted by CryoPort and in compliance with all such applicable laws, ordinances or regulations. Customer shall cause any third party, identified on the Order and accepted by CryoPort, that Customer permits to use All Containers to be bound by the Terms and Conditions; any such third party shall be bound by the Terms and Conditions; and Customer, in addition to such third party, shall be responsible for any such third party’s compliance with (and any breach of) the Terms and Conditions. Customer or its designee shall be solely responsible for making any and all filings and for providing any and all information relating to the contents of All Containers (including without limitation, any Electronic Export Information), and for the accuracy and completeness thereof. Customer hereby grants to CryoPort a nonexclusive, worldwide, royalty-free license (with right to grant sublicenses) for all purposes under any and all intellectual property rights related to any discovery, invention or other technology directly or indirectly derived by Customer from use of the Service.

Loss or Damage to All Containers. Customer shall bear all risk of loss, damage, theft, destruction, attachment, seizure or the like of or to All Containers (any such event, a “Casualty”), reasonable wear and tear excepted for the Containers only, during the Service Term. No Casualty shall impair the obligations of the Customer to pay the Payment Obligations for any and all Orders. Immediately upon Customer becoming aware of a Casualty, Customer shall provide CryoPort with written notice detailing such Casualty. At CryoPort’s sole option and upon notice to Customer, Customer shall promptly (a) reimburse CryoPort for the reasonable costs of repairing the affected Container (but not exceeding the replacement value established from time to time by CryoPort (“Replacement Value”)), or (b) pay CryoPort the Replacement Value in the case of a lost Container or a Container with respect to which the cost of repair will exceed the Replacement Value.

Return of Containers. On or before the expiration of the Service Term, Customer shall return All Containers to the address, typically a CryoPort facility, specified in the Order, free and clear of any claims, liens or encumbrances in a serviceable, emptied and clean condition without damage, except for reasonable wear and tear. Payment Obligations may include fees and expenses owing in the event of any (i) delay in the return of all Containers beyond the applicable Service Term, (ii) change (other than by CryoPort) made to any shipping address to which All Containers will be delivered, or (iii) change (other than by CryoPort) to the time of delivery for All Containers.

Indemnity. CryoPort shall not be responsible for any injuries, losses or liabilities to Customer or any third party resulting from or arising out of (a) the Service and the possession or use of All Containers, (b) any breach of any representation, warranty or covenant under the Terms and Conditions or any inaccuracy of information supplied by Customer on an Order, or (c) any failure to make any filings or to provide any information, that are true, complete and accurate in all respects, relating to the contents of All Containers. Customer shall indemnify, defend and hold harmless CryoPort from and against any and all injuries, losses or liabilities (of any type or nature whatsoever) resulting from or arising out of (i) the possession or use of All Containers by or on behalf of the Customer or its designee (without regard to cause or jurisdiction thereof), (ii) the breach of any representation, warranty or covenant under the Terms and Conditions or any inaccuracy of information supplied by Customer on an Order , or (iii) any failure to make any filings or to provide any information, that are true, complete and accurate in all respects, relating to the contents of All Containers. This indemnity obligation shall survive the Lease Term.

No Liability for Delay. CryoPort shall not be liable for any loss, liability or damage resulting from any failure to perform or any delay in shipment, including but not limited to an act or failure to act of the shipping provider, an act of God, an act of Customer, fire, theft, flood, war, sabotage, slow-down, strike or other labor difficulty, riot, acts of terrorism, embargo, government act, regulation, rule ordinance or request or inability to obtain necessary labor, materials, manufacturing facilities or transportation or any customs related delays.

Taxes and Other Charges. Customer shall pay when due all taxes, surcharges, duties, fees, fines, assessments and penalties relating to each Order, including without limitation, documentation fees, filing fees, credit fees, inspection fees, early termination or assumption fees, use taxes and business taxes. If CryoPort pays any taxes or fees on Customer’s behalf, Customer shall promptly pay CryoPort for one-hundred and ten percent (110%) of all such payments on demand, plus any fines, penalties or other charges which arise on account of Customer’s failure to pay such taxes or fees to the appropriate governmental authorities.

NO WARRANTY. CRYOPORT HEREBY EXCLUDES ALL WARRANTIES WITH RESPECT TO THE SERVICE, WHETHER EXPRESSED OR IMPLIED BY OPERATION OF LAW, COURSE OF DEALING, TRADE USAGE, REPRESENTATION, STATEMENT OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF SATISFACTORY QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR INFRINGMENT OF INTELLECTUAL PROPERTY RIGHTS. CRYOPORT ALSO EXCLUDES ALL OTHER OBLIGATIONS AND LIABILITIES IN CONNECTION WITH THE LEASE OF THE CONTAINERS. CRYOPORT SHALL NOT UNDER ANY CIRCUMSTANCE BE LIABLE TO ANYONE FOR DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, ANY LOST PROFITS AND LOST SAVINGS, HOWEVER CAUSED, WHETHER FOR BREACH OR REPUDIATION OF CONTRACT, TORT, BREACH OF WARRANTY, NEGLIGENCE, OR OTHERWISE, WHETHER OR NOT CRYOPORT OR A SHIPPING PROVIDER WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. IN NO EVENT SHALL CRYOPORT BE LIABLE FOR THE COST OF PROCUREMENT OF ASUBSTITUTE CONTAINER.CRYOPORT’S MAXIMUM LIABILITY FOR EACH ORDER, FOR ANY REASON, SHALL NOT EXCEED THE LIABILITY LIMIT (DEFINED BELOW). CryoPort neither assumes nor authorizes any person, firm or entity to assume for it any other additional liability or responsibility in connection with the Containers.

Liability Limit (Not Insurance Coverage).

The declared value of any Order does not represent CryoPort’s potential liability in connection with an Order, including, but not limited to, any loss, damage, delay, misdelivery, nondelivery, misinformation, any failure to provide information, or misdelivery of information relating to the Order (the “Declared Value”). The Declared Value is only for Customer’s internal usage with respect to any insurance it carries for shipping of its goods. CyroPort liability for each Order is limited to US $200 (the “Liability Limit”). Exposure to and risk of any loss in excess of the Liability Limit is assumed by the Customer. Customer may transfer this risk to an insurance carrier of its choice through the purchase of an insurance policy, and should contact an insurance agent or broker if Customer desires insurance coverage. CRYOPORT DOES NOT PROVIDE INSURANCE COVERAGE OF ANY KIND. CUSTOMER ACKNOWLEDGES THAT IT IS CUSTOMER’S RESPONSIBILITY TO SECURE INSURANCE COVERAGE FOR THE VALUE OF ANY MATERIAL SHIPPED IN AN ORDER. CYROPORT’S ACCEPTANCE OF ANY ORDER BEARING A DECLARED VALUE IN EXCESS OF THE LIABILITY LIMIT DOES NOT CONSTITUTE A WAIVER OF THE LIABILITY LIMIT — REGARDLESS OF THE DECLARED VALUE OF AN ORDER, CRYOPORT’S LIABILITY FOR LOSS, DAMAGE, DELAY, MISDELIVERY, NONDELIVERY, MISINFORMATION, ANY FAILURE TO PROVIDE INFORMATION, OR MISDELIVERY OF INFORMATION, WILL NOT EXCEED THE LIABILITY LIMIT. Customer is responsible for accurately completing the Order or other shipping documents, including completion of the declared-value section. CryoPort cannot honor requests to change the declared-value information on the Order. CRYOPORT WILL NOT BE LIABLE FOR ANY ORDER IN EXCESS OF THE LIABILITY LIMIT, WHETHER OR NOT CRYOPORT KNEW OR SHOULD HAVE KNOWN THAT SUCH DAMAGES MIGHT BE INCURRED. CRYOPORT will not be liable for, nor will any adjustment, refund or credit of any kind be given as a result of, any loss, damage, delay, misdelivery, nondelivery, misinformation or any failure to provide information, except such as may result from CryoPort’s sole negligence. CryoPort will not be liable for, nor will any adjustment, refund or credit of any kind be given as a result of, any loss, damage, delay, misdelivery, nondelivery, misinformation or failure to provide information caused by or resulting in whole or in part from:

A.	The act, default or omission of any person or entity, other than CryoPort, including those of any local, state or federal government agencies or the shipping provider.

B.	The nature of the shipment, including any defect, characteristic or inherent vice of the shipment.

C.	Customer’s violation of any of the terms and conditions contained in the Terms and Conditions, as amended or supplemented, or on an Order, including, but not limited to, the improper or insufficient packing, securing, marking and addressing of shipments, or use of an account number not in good credit standing, or failure to give notices in the manner and time prescribed.

D.	Perils of the air, public enemies, criminal acts of any person(s) or entities, including, but not limited to, acts of terrorism, public authorities acting with actual or apparent authority, authority of law, local disputes, civil commotion, hazards incident to a state of war, local or national weather conditions, national or local disruptions in air or ground transportation networks (as determined solely by us), strikes or anticipated strikes (of any entity, including, but not limited to, other carriers, vendors or suppliers), labor disruptions or shortages caused by pandemic conditions or other public health event or circumstances, natural disasters (earthquakes, floods and hurricanes are examples of natural disasters), conditions that present a danger to our personnel, and disruption or failure of communication and information systems (including, but not limited to, our systems).

E.	CryoPort’s compliance with verbal or written delivery instructions from the sender, recipient or persons claiming to represent the shipper or recipient.

F.	Damage or loss of materials placed in All Containers by Customer.

G.	CryoPort’s inability to provide a copy of the delivery record or a copy of the signature obtained at delivery, from the shipping provider.

H.	Failure by the shipping provider or any third party in possession of All Containers during the Service, to honor package-orientation graphics (e.g., “up” arrows, “this end up” markings), “fragile” labels or other special directions concerning packages. –

I.	Customer’s failure to follow all of CryoPort’s packing instructions for the All Containers.

J.	CryoPort’s failure to notify Customer of any delay, loss or damage in connection with an Order or any inaccuracy in such notice.

K.	Performance of the Service will not constitute CryoPort as the Customer’s or anyone’s agent for any purpose.

L.	Customer’s failure to provide accurate delivery address information.

M.	Any Order which violates the terms and the conditions of the shipping provider

N.	Failing to meet a delivery commitment for any Order with an incomplete or incorrect address.

Default. Customer is in default of these Terms and Conditions if any of the following occurs: (a) Customer fails to pay any Payment Obligation or other sum when due and such failure is not cured within thirty (30) days; (b) Customer breaches any warranty or other obligation hereunder; (c) Customer becomes insolvent or unable to pay its debts when due; Customer stops doing business; Customer makes an assignment for the benefit of creditors or Customer undergoes a substantial deterioration in its financial condition; or (d) Customer files (voluntarily or involuntarily) a petition for liquidation, reorganization, adjustment of debt or similar relief under the Federal Bankruptcy Code or any other present or future federal or state bankruptcy or insolvency law, or a trustee, receiver or liquidator is appointer for Customer or a substantial part of Customer’s assets or business (each, a “Default”).

Remedies. Upon the expiration of the Service Term or the occurrence of a Default, CryoPort may declare the entire balance of the unpaid Payment Obligations for the Orders Term immediately due and payable, sue for and receive all Payment Obligations and any other payments then accrued or accelerated under these Terms and Conditions plus the Replacement Value of the Containers, as applicable. If Customer does not pay to CryoPort any amount owing under the applicable Order or the Terms and Conditions within the applicable payment period, then CryoPort may charge Customer interest on all amounts due at the rate of one and a half percent (1.5%) per month, but in no event more than the maximum rate permitted by law, calculated from the date such amount was first due until paid in full. Customer additionally shall pay to CryoPort all fees and expenses incurred by CryoPort in connection with the enforcement of any remedies, including reasonable attorneys’ fees and costs.

Limitations on Legal Actions

Any right Customer might have to damages, refunds, credits, recovery of reliance interests, disgorgement, restitution, injunctive relief, declaratory relief or any other legal or equitable relief whatsoever against CryoPort under any cause of action arising from any Order shall be extinguished unless you file an action within one year from the date of such Order.

Miscellaneous. The Terms and Conditions may be amended or supplemented only by a writing that refers explicitly to the Terms and Conditions and that is signed by the authorized representatives of both parties. These Terms and Conditions shall be governed by and construed in accordance with the law of the State of California without regard to its conflict of law principles. Customer hereby consents to the exclusive personal jurisdiction and venue of the federal and state courts located in Orange County, California for any matter arising out of or related to these Terms and Conditions. No waiver, alteration or modification of any of the provisions hereof shall be binding on CryoPort unless made in writing and duly authorized and executed by CryoPort. A waiver or modification by CryoPort of any condition or obligation of Customer hereunder shall not be construed as a waiver or modification of any other condition or obligation and no waiver or modification by CryoPort granted on any one occasion shall be construed as applying to any other occasion. If any of the provisions in these Terms and Conditions are held to be in violation of applicable law or applicable court decision, then such provisions are hereby waived or amended to the extent necessary to achieve the same economic effect for the Terms and Conditions to be enforceable in such jurisdiction and the rest of this the Terms and Conditions shall remain in full force and effect. The performance of any services does not make CryoPort an agent of the shipping provider or any third party for any purpose. All notices, reports, requests, approvals and other communications required or permitted hereunder must be in writing, sent to the applicable party at its address specified in the Order and shall be effective upon receipt.